Exhibit 2.1

SHARE EXCHANGE AGREEMENT

by and among

TIMBERJACK SPORTING SUPPLIES, INC.,
a Nevada Company

and

PARAGON CAPITAL LP

and

CHINE VICTORY PROFIT LIMITED,
A British Virgin Islands Company,

and

THE STOCKHOLDERS OF CHINE VICTORY PROFIT LIMITED
LISTED ON EXHIBIT A

DATED: September 29, 2010

SECTION I	DEFINITIONS	1

SECTION II	EXCHANGE OF SHARES AND SHARE CONSIDERATION	7

SECTION III	CLOSING DATE	8

SECTION IV	REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS	8

SECTION V	REPRESENTATIONS AND WARRANTIES OF THE COMPANY	11

SECTION VI	REPRESENTATIONS AND WARRANTIES OF THE ACQUIROR COMPANY AND THE ACQUIROR COMPANY PRINCIPAL SHAREHOLDER	17

SECTION VII	COVENANTS OF THE ACQUIROR COMPANY	27

SECTION VIII	COVENANTS OF THE PARTIES	27

SECTION IX	CONDITIONS PRECEDENT OF THE ACQUIROR COMPANY	29

SECTION X	CONDITIONS PRECEDENT OF THE COMPANY AND THE SHAREHOLDERS	31

SECTION XI	INDEMNIFICATION; REMEDIES	33

SECTION XII	GENERAL PROVISIONS	35

SCHEDULES		41

EXHIBIT A	STOCKHOLDERS OF CHINE VICTORY PROFIT LIMITED

EXHIBIT B	DEFINITION OF “ACCREDITED INVESTOR”

EXHIBIT C	DEFINITION OF “U.S. PERSON”

EXHIBIT D	ACCREDITED INVESTOR REPRESENTATIONS

EXHIBIT E	NON U.S. PERSON REPRESENTATIONS

EXHIBIT F	FORM OF PRC LEGAL OPINION

EXHIBIT G	FORM OF LEGAL OPINION TO ACQUIROR COMPANY

EXHIBIT H	SERIES M CERTIFICATE OF DESIGNATION

-i-

SHARE EXCHANGE AGREEMENT

This Share Exchange Agreement, dated as of September 29, 2010, is made by and among Timberjack Sporting Supplies, Inc., a Nevada corporation (the “Acquiror Company”), Paragon Capital LP (the “Acquiror Company Principal Shareholder”), Chine Victory Profit Limited, a company organized under the laws of the British Virgin Islands (the “Company”), and the shareholders of Chine Victory Profit Limited as listed on Exhibit A (the “Shareholders”).

BACKGROUND

WHEREAS, the Shareholders have agreed to transfer to the Acquiror Company, and the Acquiror Company has agreed to acquire from the Shareholders, all of the Shares, which Shares constitute 100% of the issued and outstanding shares of the Company, in exchange for 467,074.60209421 shares of the Acquiror Company’s Series M preferred stock to be issued on the Closing Date (the “Acquiror Company Preferred Shares”) in accordance with Exhibit A, whereby each Acquiror Company Preferred Share shall be convertible into ten thousand (10,000) shares of Acquiror Company’s common stock (the “Conversion Shares”) automatically upon the effectiveness of the Reverse Split (as defined herein) (the “Automatic Conversion”). After giving effect to the Automatic Conversion, the Conversion Shares shall constitute approximately 86.39% of the Acquiror Company’s issued and outstanding common shares immediately after the closing of the Share Exchange (without giving effect to the Financing). The designation, rights, preferences and other terms and provisions of the Acquiror Company Preferred Shares are set forth in the Certificate of Designations, Preferences, Rights of the Series M Preferred Stock attached hereto as Exhibit H (the “Series M Certificate of Designations”).

WHEREAS, such Share Exchange is in connection with the closing of the Financing pursuant to a Securities Purchase Agreement dated September 29, 2010 by and among the Acquiror Company and the subscribers identified on the signature page thereto. The Closing of the Share Exchange is conditioned upon all of the conditions of the Financing being met, and the Financing is conditioned upon the closing of the Share Exchange.

NOW THEREFORE, in consideration of the premises and the mutual covenants, agreements, representations and warranties contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

SECTION I
DEFINITIONS

Unless the context otherwise requires, the terms defined in this Section I will have the meanings herein specified for all purposes of this Agreement, applicable to both the singular and plural forms of any of the terms herein defined.

1.1 “Accredited Investor” has the meaning set forth in Regulation D under the Securities Act and set forth on Exhibit B.

1.2 “Acquired Companies” means, collectively, the Company and the Company Subsidiaries.

1.3 “Acquiror Company Balance Sheet” means the Acquiror Company’s balance sheet at June 30, 2010.

1.4 “Acquiror Company Board” means the Board of Directors of the Acquiror Company.

1.5 “Acquiror Company Common Stock” means the Acquiror Company’s common stock, par value US $0.001 per share.

1.6 “Acquiror Company Preferred Shares” means the Series M preferred stock of the Acquiror Company being issued to the Shareholders pursuant hereto.

1.7 “Affiliate” shall mean, with respect to any Person, any other Person that (a) directly or indirectly, whether through one or more intermediaries or otherwise, controls or is controlled by or is under common control with such Person.  For purposes of this definition, “control” (including with correlative meanings “controlled by” and “under common control with”) of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.  For the purposes of this definition, a Person shall be deemed to control any of his or her immediate family members.

1.8 “Agreement” means this Share Exchange Agreement, including all Schedules and Exhibits hereto, as this Share Exchange Agreement may be from time to time amended, modified or supplemented.

1.9 “BVI Companies” means Simply Good Limited and Moody International Limited, both organized under the laws of British Virgin Islands.

1.10 “Closing” has the meaning set forth in Section 3.1.

1.11 “Closing Date” has the meaning set forth in Section 3.1.

1.12 “Code” means the Internal Revenue Code of 1986, as amended.

1.13 “Commission” means the Securities and Exchange Commission or any other federal agency then administering the Securities Act and the Exchange Act.

1.14 “Company” means Chine Victory Profit Limited, a company organized under the laws of the British Virgin Islands.

1.15 “Company Board” means the Board of Directors of the Company.

1.16 “Company Indemnified Party” has the meaning set forth in Section 9.1.

1.17 “Company Subsidiaries” means all of the direct and indirect Subsidiaries of the Company.

1.18 “Equity Security” means any stock or similar security, including, without limitation, securities containing equity features and securities containing profit participation features, or any security convertible into or exchangeable for, with or without consideration, any stock or similar security, or any security carrying any warrant, right or option to subscribe to or purchase any shares of capital stock, or any such warrant or right.

1.19 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.20 “Exchange Act” means the Securities Exchange Act of 1934 or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same will then be in effect.

1.21 “Exhibits” means the several exhibits referred to and identified in this Agreement.

1.22 “Financing” has the meaning set forth in Section 8.10 herein.

1.23 “Form 8-K” means a current report on Form 8-K under the Exchange Act.

1.24 “GAAP” means, with respect to any Person, United States generally accepted accounting principles applied on a consistent basis with such Person’s past practices.

1.25 “Governmental Authority” means any federal or national, state or provincial, municipal or local government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, political subdivision, commission, court, tribunal, official, arbitrator or arbitral body, in each case whether U.S. or non-U.S.

1.26 “Indebtedness” means any obligation, contingent or otherwise.  Any obligation secured by a Lien on, or payable out of the proceeds of, or production from, property of the relevant party will be deemed to be Indebtedness.

1.27 “Intellectual Property” means all industrial and intellectual property, including, without limitation, all U.S. and non-U.S. patents, patent applications, patent rights, trademarks, trademark applications, common law trademarks, Internet domain names, trade names, service marks, service mark applications, common law service marks, and the goodwill associated therewith, copyrights, in both published and unpublished works, whether registered or unregistered, copyright applications, franchises, licenses, know-how, trade secrets, technical data, designs, customer lists, confidential and proprietary information, processes and formulae, all computer software programs or applications, layouts, inventions, development tools and all documentation and media constituting, describing or relating to the above, including manuals, memoranda, and records, whether such intellectual property has been created, applied for or obtained anywhere throughout the world.

1.28 “Laws” means, with respect to any Person, any U.S. or non-U.S. federal, national, state, provincial, local, municipal, international, multinational or other law (including common law), constitution, statute, code, ordinance, rule, regulation or treaty applicable to such Person.

1.29 “Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind, including, without limitation, any conditional sale or other title retention agreement, any lease in the nature thereof and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction and including any lien or charge arising by Law.

1.30 “Material Acquiror Company Contract” means any and all agreements, contracts, arrangements, leases, commitments or otherwise, of the Acquiror Company, of the type and nature that the Acquiror Company is required to file with the Commission.

1.31 “Material Adverse Effect” means, any change, effect or circumstance which, individually or in the aggregate, would reasonably be expected to (a) have a material adverse effect on the business, assets, financial condition or results of operations of the Acquiror Company or the Acquired Companies, as the case may be, in each case taken as a whole or (b) materially impair the ability of the Acquiror Company or the Acquired Companies, as the case may be, to perform their obligations under this Agreement, excluding any change, effect or circumstance resulting from (i) the announcement, pendency or consummation of the transactions contemplated by this Agreement, (ii) changes in the United States securities markets generally, or (iii) changes in general economic, currency exchange rate, political or regulatory conditions in industries in which the Acquiror Company or the Acquired Companies, as the case may be, operate or (c) result in litigation, claims, disputes or property loss in excess of US$150,000 in the future, and that would prohibit or otherwise materially interfere with the ability of any party to this Agreement to perform any of its obligations under this Agreement in any material respect.

1.32 “Order” means any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any Governmental Authority.

1.33 “Ordinary Shares” means the Company’s ordinary shares, par value US$1.00 per share.

1.34 “Organizational Documents” means (a) the articles or certificate of incorporation and the by-laws or code of regulations of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) the articles or certificate of formation and operating agreement of a limited liability company; (e) any other document performing a similar function to the documents specified in clauses (a), (b), (c) and (d) adopted or filed in connection with the creation, formation or organization of a Person; and (f) any and all amendments to any of the foregoing.

1.35 “Permitted Liens” means (a) Liens for Taxes not yet payable or in respect of which the validity thereof is being contested in good faith by appropriate proceedings and for the payment of which the relevant party has made adequate reserves; (b) Liens in respect of pledges or deposits under workmen’s compensation laws or similar legislation, carriers, warehousemen, mechanics, laborers and material men and similar Liens, if the obligations secured by such Liens are not then delinquent or are being contested in good faith by appropriate proceedings conducted and for the payment of which the relevant party has made adequate reserves; (c) statutory Liens incidental to the conduct of the business of the relevant party which were not incurred in connection with the borrowing of money or the obtaining of advances or credits and that do not in the aggregate materially detract from the value of its property or materially impair the use thereof in the operation of its business; and (d) Liens that would not have a Material Adverse Effect.

1.36 “Person” means all natural persons, corporations, business trusts, associations, companies, partnerships, limited liability companies, joint ventures and other entities, governments, agencies and political subdivisions.

1.37 “PRC” means the People’s Republic of China, excluding Taiwan, Hong Kong and Macau.

1.38 “PRC Companies” means Linyi Guangsha Wood Industry Co. Ltd. and Linyi Chan Tseng Wood Co., Ltd., both organized under the laws of the PRC.

1.39 “Proceeding” means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative or investigative) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority.

1.40 “Regulation S” means Regulation S under the Securities Act, as the same may be amended from time to time, or any successor statute.

1.41 “Rule 144” means Rule 144 under the Securities Act, as the same may be amended from time to time, or any successor statute.

1.42 “Series M Certificate of Designation” has the meaning set forth in the Background section of this Agreement.

1.43 “Schedule 14(f) Filing” means an information statement filed by the Acquiror Company on Schedule 14f-1 under the Exchange Act.

1.44 “Schedules” means the several schedules referred to and identified herein, setting forth certain disclosures, exceptions and other information, data and documents referred to at various places throughout this Agreement.

1.45 “SEC Documents” has the meaning set forth in Section 6.25.

1.46 “Section 4(2)” means Section 4(2) under the Securities Act, as the same may be amended from time to time, or any successor statute.

1.47 “Securities Act” means the Securities Act of 1933, as amended, or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same will be in effect at the time.

1.48 “Share Exchange” has the meaning set forth in Section 2.1.

1.49 “Shares” means the issued and outstanding Ordinary Shares.

1.50 “Subsidiary” means, with respect to any Person, any corporation, limited liability company, joint venture or partnership of which such Person (a) beneficially owns, either directly or indirectly, more than 50% of (i) the total combined voting power of all classes of voting securities of such entity, (ii) the total combined equity interests, or (iii) the capital or profit interests, in the case of a partnership or limited liability company; or (b) otherwise has the power to vote or to direct the voting of sufficient securities to elect a majority of the board of directors or similar governing body.

1.51 “Survival Period” has the meaning set forth in Section 11.1.

1.52 “Taxes” means all foreign, federal, state or local taxes, charges, fees, levies, imposts, duties and other assessments, as applicable, including, but not limited to, any income, alternative minimum or add-on, estimated, gross income, gross receipts, sales, use, transfer, transactions, intangibles, ad valorem, value-added, franchise, registration, title, license, capital, paid-up capital, profits, withholding, payroll, employment, unemployment, excise, severance, stamp, occupation, premium, real property, recording, personal property, federal highway use, commercial rent, environmental (including, but not limited to, taxes under Section 59A of the Code) or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalties or additions to tax with respect to any of the foregoing; and “Tax” means any of the foregoing Taxes.

1.53 “Tax Group” means any federal, state, local or foreign consolidated, affiliated, combined, unitary or other similar group of which the Acquiror Company is now or was formerly a member.

1.54 “Tax Return” means any return, declaration, report, claim for refund or credit, information return, statement or other similar document filed with any Governmental Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

1.55 “Transaction Documents” means, collectively, all agreements, instruments and other documents to be executed and delivered in connection with the transactions contemplated by this Agreement.

1.56 “U.S.” means the United States of America.

1.57 “U.S. Dollars” or “$” means the currency of the United States of America.

1.58 “U.S. Person” has the meaning set forth in Regulation S under the Securities Act and set forth on Exhibit C hereto.

SECTION II
EXCHANGE OF SHARES AND SHARE CONSIDERATION

2.1 Share Exchange.  At the Closing, the Shareholders shall transfer 20,000 Shares, representing all of the issued and outstanding Shares of the Company to the Acquiror Company, and in consideration therefor, subject to Section 2.2, Acquiror Company shall issue 467,074.60209421 fully paid and nonassessable Acquiror Company Preferred Shares (the “Share Exchange”) to the Shareholders in accordance with Exhibit A.

2.2 Withholding.  The Acquiror Company shall be entitled to deduct and withhold from the Acquiror Company Preferred Shares otherwise issuable pursuant to this Agreement to any Shareholder such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local, provincial or foreign tax Law.  To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Shareholders in respect of which such deduction and withholding was made.

2.3 Directors of Acquiror Company at Closing Date.  On the Closing Date, the current sole director of the Acquiror Company shall appoint Xiaoling Ye and Zhiking Li to serve as members of the Acquiror Company Board to be effective on the tenth day after the filing and mailing of the Schedule 14(f)-1 to the stockholders of record of the Acquiror Company (the “Effective Time”).  On the Closing Date, Alan P. Donenfeld (“Donenfeld”) shall tender his resignation as a director of the Acquiror Company to be effective at the Effective Time.

2.4 Officers of Acquiror Company at Closing Date.  On the Closing Date, Donenfeld shall resign from each officer position held at the Acquiror Company and the Acquiror Company Board shall appoint Zhikang Li and Hang Sang (Randolph) Lau as the Chief Executive Officer and Chief Financial Officer of the Acquiror Company, respectively, effective immediately at the Closing.

2.5 Section 368 Reorganization.  For U.S. federal income tax purposes, the Share Exchange is intended to constitute a “reorganization” within the meaning of Section 368(a)(1)(B) of the Code.  The parties to this Agreement hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.  Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, the parties acknowledge and agree that no party is making any representation or warranty as to the qualification of the Share Exchange as a reorganization under Section 368 of the Code or as to the effect, if any, that any transaction consummated prior to the Closing Date has or may have on any such reorganization status. The parties acknowledge and agree that each (i) has had the opportunity to obtain independent legal and tax advice with respect to the transaction contemplated by this Agreement, and (ii) is responsible for paying its own Taxes, including without limitation, any adverse Tax consequences that may result if the transaction contemplated by this Agreement is not determined to qualify as a reorganization under Section 368 of the Code.

SECTION III
CLOSING DATE

3.1 Closing Date.  The closing of the Share Exchange (the “Closing”) shall take place at 10:00 a.m. Eastern Time on the day all of the closing conditions set forth in Sections 8 and 9 herein have been satisfied or waived, or at such other time and date as the parties hereto shall agree in writing (the “Closing Date”), at the offices of Anslow & Jaclin, LLP, 195 Route 9 South, Manalapan, New Jersey 07726.

SECTION IV
REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER

4.1 Generally.  Subject to the disclosures contained in the relevant Schedules attached hereto, each of the Shareholders hereby represents and warrants to the Acquiror Company as follows:

4.1.1 Authority.  Each of the Shareholders has the right, power, authority and capacity to execute and deliver this Agreement and each of the Transaction Documents to which such Shareholder is a party, to consummate the transactions contemplated by this Agreement and each of the Transaction Documents to which such Shareholder is a party, and to perform such Shareholder’s obligations under this Agreement and each of the Transaction Documents to which such Shareholder is a party.  This Agreement has been, and each of the Transaction Documents to which such Shareholder is a party will be, duly and validly authorized and approved, executed and delivered by such Shareholder.  Assuming this Agreement and the Transaction Documents have been duly and validly authorized, executed and delivered by the parties thereto other than such Shareholder, this Agreement is, and each of the Transaction Documents to which such Shareholder is a party have been, duly authorized, executed and delivered by such Shareholder and constitutes the legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with their respective terms, except as such enforcement is limited by general equitable principles, or by bankruptcy, insolvency and other similar Laws affecting the enforcement of creditors rights generally.

4.1.2 No Conflict.  Neither the execution or delivery by each such Shareholder of this Agreement or any Transaction Document to which such Shareholder is a party, nor the consummation or performance by such Shareholder of the transactions contemplated hereby or thereby will, directly or indirectly, (a) contravene, conflict with, or result in a violation of any provision of the Organizational Documents of such Shareholder (if such Shareholder is not a natural person); (b) contravene, conflict with, constitute a default (or an event or condition which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or acceleration of, any agreement or instrument to which such Shareholder is a party or by which the properties or assets of such Shareholder are bound; or (c) contravene, conflict with, or result in a violation of, any Law or Order to which such Shareholder, or any of the properties or assets of such Shareholder, may be subject.

4.1.3 Ownership of Shares.  Each of the Shareholders owns, of record and beneficially, and has good, valid and indefeasible title to and the right to transfer to the Acquiror Company pursuant to this Agreement, such Shareholder’s Shares free and clear of any and all Liens.  Except as set forth on Schedule 4.1.3, there are no options, rights, voting trusts, stockholder agreements or any other contracts or understandings to which such Shareholder is a party or by which such Shareholder or such Shareholder’s Shares are bound with respect to the issuance, sale, transfer, voting or registration of such Shareholder’s Shares.  At the Closing Date, the Acquiror Company will acquire good, valid and marketable title to such Shareholder’s Shares free and clear of any and all Liens.

4.1.4 Litigation.  There is no pending Proceeding against such Shareholder that involves the Shares or that challenges, or may have the effect of preventing, delaying or making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement and, to the knowledge of such Shareholder, no such Proceeding has been threatened, and no event or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Proceeding.

4.1.5 No Brokers or Finders.  No Person has, or as a result of the transactions contemplated herein will have, any right or valid claim against such Shareholder for any commission, fee or other compensation as a finder or broker, or in any similar capacity, and such Shareholder will indemnify and hold the Acquiror Company harmless against any liability or expense arising out of, or in connection with, any such claim.

4.2 Investment Representations.  Each of the Shareholders hereby represents and warrants, solely with respect to the Acquiror Company as follows:

4.2.1 Acknowledgment.  Each of the Shareholders understands and agrees that the Acquiror Company Preferred Shares to be issued pursuant to this Agreement and the Share Exchange have not been registered under the Securities Act or the securities laws of any state of the U.S. and that the issuance of the Acquiror Company Preferred Shares is being effected in reliance upon an exemption from registration afforded either under Section 4(2) of the Securities Act for transactions by an issuer not involving a public offering, Regulation D for offers and sales to accredited investors, or Regulation S for offers and sales of securities outside the U.S.

4.2.2 Status. By its execution of this Agreement, each of the Shareholders represents and warrants to the Acquiror Company that

(a) the Shareholder is an Accredited Investor; and

(b) the Shareholder is not a U.S. Person.

Each of the Shareholders understands that the Acquiror Company Preferred Shares are being offered and sold to such Shareholder in reliance upon the truth and accuracy of the representations, warranties, agreements and understandings of such Shareholder set forth in this Agreement, in order that the Acquiror Company may determine the applicability and availability of the exemptions from registration of the Acquiror Company Preferred Shares on which the Acquiror Company is relying.

4.2.3 Additional Representations and Warranties of each of the Shareholders as an Accredited Investor. Each of the Shareholders further makes the representations and warranties to the Acquiror Company set forth on Exhibit D.

4.2.4 Additional Representations and Warranties of each of the Shareholders as a Non-U.S. Person. Each of the Shareholders further makes the representations and warranties to the Acquiror Company set forth on Exhibit E.

4.2.5 Stock Legends.  Each of the Shareholders hereby agrees with the Acquiror Company as follows:

(a) Securities Act Legend - Accredited Investor.  The certificate(s) evidencing the Acquiror Company Preferred Shares issued to the Shareholders and the Conversion Shares to be issued to the Shareholders upon the Automatic Conversion, and each certificate issued in transfer thereof, will bear the following legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR (2) PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, IN WHICH CASE THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE COMPANY AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED IN THE MANNER CONTEMPLATED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS.

(b) Securities Act Legend - Non-U.S. Person.  The certificate(s) evidencing the Acquiror Company Preferred Shares issued to the Shareholders and the Conversion Shares to be issued to the Shareholders upon the Automatic Conversion, and each certificate issued in transfer thereof, will bear the following legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED EXCEPT (1) IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S PROMULGATED UNDER THE SECURITIES ACT, AND BASED ON AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT THE PROVISIONS OF REGULATION S HAVE BEEN SATISFIED, (2) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR (3) PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, IN WHICH CASE THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE COMPANY AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED IN THE MANNER CONTEMPLATED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS.  HEDGING TRANSACTIONS INVOLVING THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.

(c) Other Legends.  The certificate(s) representing such Acquiror Company Preferred Shares and the Conversion Shares to be issued to the Shareholders upon the Automatic Conversion, and each certificate issued in transfer thereof, will also bear any other legend required under any applicable Law, including, without limitation, any U.S. state corporate and state securities law, or contract.

(d) Opinion.  The Shareholders will not transfer any or all of the Acquiror Company Preferred Shares or the Conversion Shares pursuant to Regulation S or absent an effective registration statement under the Securities Act and applicable state securities law covering the disposition of the Shareholders’ Acquiror Company Preferred Shares or the Conversion Shares, as the case may be, without first providing the Acquiror Company with an opinion of counsel (which counsel and opinion are reasonably satisfactory to the Acquiror Company) to the effect that such transfer will be made in compliance with Regulation S or will be exempt from the registration and the prospectus delivery requirements of the Securities Act and the registration or qualification requirements of any applicable U.S. state securities laws.

(e) Consent.  Each of the Shareholders understands and acknowledges that the Acquiror Company may refuse to transfer the Acquiror Company Preferred Shares and the Conversion Shares, unless such Shareholder complies with this Section 4.2.5 and any other restrictions on transferability set forth in Exhibits C and D.  Each of the Shareholders consents to the Acquiror Company making a notation on its records or giving instructions to any transfer agent of the Acquiror Company’s preferred stock and Common Stock in order to implement the restrictions on transfer of the Acquiror Company Preferred Shares and the Conversion Shares.

SECTION V
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to the disclosures contained in the relevant Schedules attached hereto, the Company represents and warrants to the Acquiror Company as follows:

5.1 Organization and Qualification.

5.1.1 The Company is duly incorporated and validly existing under the laws of the British Virgin Islands, has all requisite authority and power (corporate and other), governmental licenses, authorizations, consents and approvals to carry on its business as presently conducted, to own, hold and operate its properties and assets as now owned, held and operated by it, to enter into this Agreement, to carry out the provisions hereof except where the failure to be so organized, existing and in good standing or to have such authority or power will not, in the aggregate, have a Material Adverse Effect.  The Company is duly qualified, licensed or domesticated as a foreign corporation in good standing in each jurisdiction wherein the nature of its activities or its properties owned or leased makes such qualification, licensing or domestication necessary, except where the failure to be so qualified, licensed or domesticated will not have a Material Adverse Effect.  Set forth on Schedule 5.1 is a list of those jurisdictions in which the Company presently conducts its business, owns, holds and operates its properties and assets.

5.1.2 Each of the BVI Companies is duly organized, validly existing and in good standing under the laws of British Virgin Islands, and has all requisite authority and power (corporate and other), governmental licenses, authorizations, consents and approvals to carry on its business as presently conducted and to own, hold and operate its properties and assets as now owned, held and operated, except where the failure to be so organized, existing and in good standing or to have such authority and power, governmental licenses, authorizations, consents or approvals would not have a Material Adverse Effect.

5.1.3 Each of the PRC Companies is duly organized, validly existing and in good standing under the laws of the PRC, and has all requisite authority and power (corporate and other), governmental licenses, authorizations, consents and approvals to carry on its business as presently conducted and to own, hold and operate its properties and assets as now owned, held and operated, except where the failure to be so organized, existing and in good standing or to have such authority and power, governmental licenses, authorizations, consents or approvals would not have a Material Adverse Effect.  All registered capital and other capital contributions have been duly paid up in accordance with the relevant PRC regulations and requirements and all necessary capital verification reports have been duly issued and not revoked.

5.2 Subsidiaries.  Except for the BVI Companies and the PRC Companies as set forth on Schedule 5.2, the Company does not own directly or indirectly, any equity or other ownership interest in any corporation, partnership, joint venture or other entity or enterprise.

5.3 Organizational Documents.

5.3.1 The copies of the Memorandum and Articles of Association of the Company and the documents which constitute all other Organizational Documents of the Company, that have been delivered to the Acquiror Company prior to the execution of this Agreement are true and complete and have not been amended or repealed.  The Company is not in violation or breach of any of the provisions of its Organizational Documents.

5.3.2 The copies of the Memorandum and Articles of Association of the BVI Companies and the documents which constitute all other Organizational Documents of the BVI Companies, that have been delivered to the Acquiror Company prior to the execution of this Agreement are true and complete and have not been amended or repealed.  Each of the BVI Companies is not in violation or breach of any of the provisions of its Organizational Documents.

5.3.3 True, correct and complete translated copies of the Organizational Documents of the PRC Companies have been delivered to the Acquiror Company prior to the execution of this Agreement, and no action has been taken to amend or repeal such Organizational Documents.  Each of the PRC Companies is not in violation or breach of any of the provisions of its Organizational Documents.

5.4 Authorization and Validity of this Agreement.  The Company has all requisite authority and power (corporate and other), authorizations, consents and approvals to enter into this Agreement and each of the Transaction Documents to which the Company is a party, to consummate the transactions contemplated by this Agreement and each of the Transaction Documents to which the Company is a party, to perform its obligations under this Agreement and each of the Transaction Documents to which the Company is a party, and to record the transfer of the Shares and the delivery of the new certificates representing the Shares registered in the name of the Acquiror Company.  The execution, delivery and performance by the Company of this Agreement and each of the Transaction Documents to which the Company is a party have been duly authorized by all necessary corporate action and do not require from the Company Board or the Shareholder any consent or approval that has not been validly and lawfully obtained.  The execution, delivery and performance by the Company of this Agreement and each of the Transaction Documents to which the Company is a party requires no authorization, consent, approval, license, exemption of or filing or registration with any Governmental Authority or other Person.

5.5 No Violation.  Neither the execution nor the delivery by the Company of this Agreement or any Transaction Document to which the Company is a party, nor the consummation or performance by the Company of the transactions contemplated hereby or thereby will, directly or indirectly, (a) contravene, conflict with, or result in a violation of any provision of the Organizational Documents of the Company; (b) contravene, conflict with, constitute a default (or an event or condition which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or acceleration of, or result in the imposition or creation of any Lien under, any agreement or instrument to which the Company is a party or by which the properties or assets of the Company are bound ; (c) contravene, conflict with, or result in a violation of, any Law or Order to which the Company, or any of the properties or assets owned or used by the Company, may be subject; or (d) contravene, conflict with, or result in a violation of, the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any licenses, permits, authorizations, approvals, franchises or other rights held by the Company or that otherwise relate to the business of, or any of the properties or assets owned or used by, the Company, except, in the cases of clauses (b), (c) and (d), for any such contraventions, conflicts, violations, or other occurrences as would not have a Material Adverse Effect.

5.6 Binding Obligations.  Assuming this Agreement and the Transaction Documents have been duly and validly authorized, executed and delivered by the parties hereto and thereto other than the Company, this Agreement and each of the Transaction Documents to which the Company is a party are duly authorized, executed and delivered by the Company and constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as such enforcement is limited by general equitable principles, or by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors rights generally.

5.7 Capitalization and Related Matters.

5.7.1 Capitalization of the Company.  The authorized capital stock of the Company consists of 50,000 Ordinary Shares, of which 20,000 shares are issued and outstanding.  Except as set forth on Schedule 5.7.1, there are no outstanding or authorized options, warrants, calls, purchase agreements, participation agreements, subscription rights, conversion rights, exchange rights or other securities or contracts that could require the Company to issue, sell or otherwise cause to become outstanding any of its authorized but unissued shares of capital stock or any securities convertible into, exchangeable for or carrying a right or option to purchase shares of capital stock or to create, authorize, issue, sell or otherwise cause to become outstanding any new class of capital stock.  There are no outstanding stockholders’ agreements, voting trusts or arrangements, registration rights agreements, rights of first refusal or other contracts pertaining to the capital stock of the Company.  The issuance of all of the Ordinary Shares described in this Section 5.7.1 has been in compliance with the laws of the British Virgin Islands.  All issued and outstanding shares of the Company’s capital stock are duly authorized, validly issued, fully paid and nonassessable and have not been issued in violation of any preemptive or similar rights.  The owners of the Ordinary Shares of the Company own, and have good, valid and marketable title to, all the Ordinary Shares of the Company.

5.7.2 Capitalization of the BVI Companies.  The capitalization of the BVI Companies is set forth on Schedule 5.7.2. Except as set forth on Schedule 5.7.2, there are no outstanding or authorized options, warrants, calls, purchase agreements, participation agreements, subscription rights, conversion rights, exchange rights or other securities or contracts that could require the BVI Companies to issue, sell or otherwise cause to become outstanding any of its authorized but unissued shares of capital stock or any securities convertible into, exchangeable for or carrying a right or option to purchase shares of capital stock or to create, authorize, issue, sell or otherwise cause to become outstanding any new class of capital stock.  There are no outstanding stockholders’ agreements, voting trusts or arrangements, registration rights agreements, rights of first refusal or other contracts pertaining to the capital stock of the BVI Companies.  The issuance of the ordinary shares of the BVI Companies described in this Section 5.7.2 has been in compliance with the laws of British Virgin Islands.  All issued and outstanding shares of the BVI Companies’ capital stock are duly authorized, validly issued, fully paid and nonassessable and have not been issued in violation of any preemptive or similar rights.  Each of the owners of the ordinary shares of the BVI Companies owns, and has good, valid and marketable title to, all the ordinary shares of the BVI Companies.

5.7.3 Capitalization of the PRC Companies.  The capitalization of the PRC Companies is set forth on Schedule 5.7.3(a). There are no outstanding options, warrants or commitments in respect of increase of registered capital or transfer of equity interest of the company as of the date hereof.  The equity interest of the PRC Companies is free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holder thereof, and is not subject to preemptive rights or rights of first refusal created by statute, their respective organizational documents or any agreement to which the Company is a party or by which it is bound, and such equity interest set forth on Schedule 5.7.3(a) constitutes all of the equity interest of the PRC Companies.  All registered capital and other capital contributions regarding the PRC Companies have been duly paid up in accordance with the relevant PRC regulations and requirements and all necessary capital verification reports have been duly issued and not revoked or withdrawn.  The owners of the equity interest of the PRC Companies own, and have good, valid and marketable title to, all equity interest of the PRC Companies.  There are no outstanding or authorized options, warrants, purchase agreements, participation agreements, subscription rights, conversion rights, exchange rights or other securities or contracts that could require the PRC Companies to increase its registered capital, sell or transfer its equity interest, or otherwise to cause any change on the ownership of its equity interest.  There are no outstanding stockholders’ agreements, voting trusts or arrangements, rights of first refusal or other contracts pertaining to the equity interest of the PRC Companies.  None of the outstanding equity interest of the PRC Companies has been owned in violation of any rights of any Person or in violation of any Law.

5.7.4 No Redemption Requirements.  There are no outstanding contractual obligations (contingent or otherwise) of the Company to retire, repurchase, redeem or otherwise acquire any outstanding shares of capital stock of, or other ownership interests in, the Company or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other Person.

5.8 Compliance with Laws and Other Instruments.  Except as would not have a Material Adverse Effect, the business and operations of the Company, the BVI Companies and the PRC Companies have been and are being conducted in accordance with all applicable Laws and Orders.  Except as would not have a Material Adverse Effect, neither the Company, the BVI Companies, nor the PRC Companies have received notice of any violation (or any Proceeding involving an allegation of any violation) of any applicable Law or Order by or affecting the Company, the BVI Companies or the PRC Companies and, to the knowledge of the Company, each BVI Companies and the PRC Companies, no Proceeding involving an allegation of violation of any applicable Law or Order is threatened or contemplated.  Except as would not have a Material Adverse Effect, neither the Company, BVI Companies, nor the PRC Companies are, and are not alleged to be, in violation of, or (with or without notice or lapse of time or both) in default under, or in breach of, any term or provision of its Organizational Documents or of any indenture, loan or credit agreement, note, deed of trust, mortgage, security agreement or other material agreement, lease, license or other instrument, commitment, obligation or arrangement to which the Company is a party or by which any of the Company’s properties, assets or rights are bound or affected.  To the knowledge of the Company, each BVI Companies and the PRC Companies, no other party to any material contract, agreement, lease, license, commitment, instrument or other obligation to which the Company, the BVI Companies or the PRC Companies are a party is (with or without notice or lapse of time or both) in default thereunder or in breach of any term thereof.  The Company is not subject to any obligation or restriction of any kind or character, nor is there, to the knowledge of the Company, any event or circumstance relating to the Company, the BVI Companies or the PRC Companies that materially and adversely affects in any way its business, properties, assets or prospects or that prohibits the Company from entering into this Agreement or would prevent or make burdensome its performance of or compliance with all or any part of this Agreement or the consummation of the transactions contemplated hereby or thereby.

5.9 Certain Proceedings.  There is no pending Proceeding that has been commenced against the Company and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated in this Agreement.  To the Company’s knowledge, no such Proceeding has been threatened.

5.10 No Brokers or Finders.  Except as disclosed in Schedule 5.10, no Person has, or as a result of the transactions contemplated herein will have, any right or valid claim against the Company for any commission, fee or other compensation as a finder or broker, or in any similar capacity, and the Company will indemnify and hold the Acquiror Company harmless against any liability or expense arising out of, or in connection with, any such claim.

5.11 Title to and Condition of Properties.  Except as would not have a Material Adverse Effect, the Company owns (with good and marketable title in the case of real property) or holds under valid leases or other rights to use all real property, plants, machinery and equipment necessary for the conduct of the business of the Company as presently conducted, free and clear of all Liens, except Permitted Liens.  The material buildings, plants, machinery and equipment necessary for the conduct of the business of the Company as presently conducted are structurally sound, are in good operating condition and repair and are adequate for the uses to which they are being put, in each case, taken as a whole, and none of such buildings, plants, machinery or equipment is in need of maintenance or repairs, except for ordinary, routine maintenance and repairs that are not material in nature or cost.

5.12 Board Recommendation.  The Company Board has, by unanimous written consent, determined that this Agreement and the transactions contemplated by this Agreement, are advisable and in the best interests of the Company and its Shareholder.

5.13 Intellectual Property.  The Company and each of the Company Subsidiaries owns or possesses all patents, trademarks, domain names (whether or not registered) and any patentable improvements or copyrightable derivative works thereof, websites and intellectual property rights relating thereto, service marks, trade names, copyrights, licenses and authorizations, and all rights with respect to the foregoing, which are necessary for the conduct of its business as now conducted without any conflict with the rights of others.

5.14 Due Diligence.  The Company has had the opportunity to perform all due diligence investigations of the Acquiror Company and its business that the Company has deemed necessary or appropriate and to ask all questions of the officers and directors of the Acquiror Company that the Company wished to ask.  The Company has reviewed sufficient information to allow it to make the satisfactory evaluation on the merits and risks of the transactions contemplated by this Agreement.  Notwithstanding the foregoing, nothing herein shall derogate from or otherwise modify the representations and warranties of the Acquiror Company set forth in this Agreement, on which each of the Shareholders has relied in making an exchange of his Shares of the Company for the Acquiror Company Preferred Shares.

5.15 Liabilities.  Except as indicated in the financial statements and those incurred in the ordinary business hereto, since June 30, 2010, neither the Company or the Company Subsidiaries has incurred any external liabilities, obligations, claims or losses (whether liquidated or unliquidated, secured or unsecured, absolute, accrued, contingent or otherwise) which, individually or in the aggregate, are reasonably likely to cause a Material Adverse Effect.

5.16 Adverse Interest.  No current officer, director or Person known to the Company or the Company Subsidiaries to be the record or beneficial owner in excess of 5% of such entity’s outstanding stock, is a party adverse to the Company or the Company Subsidiaries or has a material interest adverse to the Company or the Company Subsidiaries in any material pending Proceeding.

5.17 No Material Adverse Effect.  Since June 30, 2010, the Company and the Company Subsidiaries has not suffered a Material Adverse Effect.

SECTION VI
REPRESENTATIONS AND WARRANTIES OF THE ACQUIROR COMPANY AND THE ACQUIROR COMPANY PRINCIPAL SHAREHOLDER

Subject to the disclosures contained in the relevant Schedules attached hereto, the Acquiror Company and the Acquiror Company Principal Shareholder, jointly and severally, represent and warrant to the Shareholders and the Company as follows:

6.1 Organization and Qualification.  The Acquiror Company is duly organized, validly existing and in good standing under the laws of Nevada, has all requisite corporate authority and power, governmental licenses, authorizations, consents and approvals to carry on its business as presently conducted and to own, hold and operate its properties and assets as now owned, held and operated by it. The Acquiror Company is duly qualified, licensed or domesticated as a foreign corporation in good standing in each jurisdiction wherein the nature of its activities or its properties owned, held or operated makes such qualification, licensing or domestication necessary, except where the failure to be so duly qualified, licensed or domesticated and in good standing would not have a Material Adverse Effect.  Schedule 6.1 sets forth a true, correct and complete list of the Acquiror Company’s jurisdiction of organization and each other jurisdiction in which the Acquiror Company presently conducts its business or owns, holds and operates its properties and assets.

6.2 Subsidiaries.  Except as disclosed in Schedule 6.2, the Acquiror Company does not own, directly or indirectly, any equity or other ownership interest in any corporation, partnership, joint venture or other entity or enterprise.

6.3 Organizational Documents.  True, correct and complete copies of the Organizational Documents of the Acquiror Company have been delivered to the Company prior to the execution of this Agreement, and no action has been taken to amend or repeal such Organizational Documents since such date of delivery.  The Acquiror Company is not in violation or breach of any of the provisions of its Organizational Documents.

6.4 Authorization.  The Acquiror Company and the Acquiror Company Principal Shareholder have all requisite authority and power (corporate and other), governmental licenses, authorizations, consents and approvals to enter into this Agreement and each of the Transaction Documents to which the Acquiror Company and the Acquiror Company Principal Shareholder is a party, to consummate the transactions contemplated by this Agreement and each of the Transaction Documents to which the Acquiror Company and the Acquiror Company Principal Shareholder is a party and to perform its obligations under this Agreement and each of the Transaction Documents to which the Acquiror Company and the Acquiror Company Principal Shareholder is a party.  The execution, delivery and performance by the Acquiror Company and the Acquiror Company Principal Shareholder of this Agreement and each of the Transaction Documents to which the Acquiror Company and the Acquiror Company Principal Shareholder is a party have been duly authorized by all necessary corporate action and do not, other than approval by the Acquiror Company stockholders in relation to the actions contemplated by the Schedule 14F Filing, require from the Acquiror Company Board any consent or approval that has not been validly and lawfully obtained.  The execution, delivery and performance by the Acquiror Company and the Acquiror Company Principal Shareholder of this Agreement and each of the Transaction Documents to which the Acquiror Company and the Acquiror Company Principal Shareholder is a party requires no authorization, consent, approval, license, exemption of or filing or registration with any Governmental Authority or other Person other than such other customary filings with the Commission for transactions of the type contemplated by this Agreement and the Transaction Documents.

6.5 No Violation.  Neither the execution nor the delivery by the Acquiror Company and the Acquiror Company Principal Shareholder of this Agreement or any Transaction Document to which the Acquiror Company and the Acquiror Company Principal Shareholder is a party, nor the consummation or performance by the Acquiror Company and the Acquiror Company Principal Shareholder of the transactions contemplated hereby or thereby will, directly or indirectly, (a) contravene, conflict with, or result in a violation of any provision of the Organizational Documents of the Acquiror Company; (b) contravene, conflict with, constitute a default (or an event or condition which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or acceleration of, or result in the imposition or creation of any Lien under, any agreement or instrument to which the Acquiror Company or the Acquiror Company Principal Shareholder is a party or by which the properties or assets of the Acquiror Company or the Acquiror Company Principal Shareholder are bound; (c) contravene, conflict with, or result in a violation of, any Law or Order to which the Acquiror Company or the Acquiror Company Principal Shareholder, or any of the properties or assets owned or used by the Acquiror Company or the Acquiror Company Principal Shareholder, may be subject; or (d) contravene, conflict with, or result in a violation of, the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any licenses, permits, authorizations, approvals, franchises or other rights held by the Acquiror Company or the Acquiror Company Principal Shareholder or that otherwise relate to the business of, or any of the properties or assets owned or used by, the Acquiror Company or the Acquiror Company Principal Shareholder, except, in the case of clauses (b), (c), or (d), for any such contraventions, conflicts, violations, or other occurrences as would not have a Material Adverse Effect.

6.6 Binding Obligations.  Assuming this Agreement and the Transaction Documents have been duly and validly authorized, executed and delivered by the parties hereto and thereto other than the Acquiror Company and the Acquiror Company Principal Shareholder, this Agreement and each of the Transaction Documents to which the Acquiror Company and the Acquiror Company Principal Shareholder is a party are duly authorized, executed and delivered by the Acquiror Company and the Acquiror Company Principal Shareholder and constitutes the legal, valid and binding obligations of the Acquiror Company and the Acquiror Company Principal Shareholder, enforceable against the Acquiror Company and the Acquiror Company Principal Shareholder in accordance with their respective terms, except as such enforcement is limited by general equitable principles, or by bankruptcy, insolvency and other similar Laws affecting the enforcement of creditors rights generally.

6.7 Securities Laws.  Assuming the accuracy of the representations and warranties of each of the Shareholders, contained in Section IV and Exhibit C, the issuance of the Acquiror Company Preferred Shares pursuant to this Agreement will be when issued and paid for in accordance with the terms of this Agreement issued in accordance with exemptions from the registration and prospectus delivery requirements of the Securities Act and the registration permit or qualification requirements of all applicable state securities laws.

6.8 Capitalization and Related Matters.

6.8.1 Capitalization.  The authorized capital stock of the Acquiror Company consists of 985,000,000 shares: 980,000,000 shares of the Acquiror Company’s Common Stock are authorized, par value $0.001, of which 429,000,000 shares are issued and outstanding immediately prior to the Closing; 5,000,000 shares of the Acquiror Company’s preferred stock are authorized, par value $0.0001, of which none are issued or outstanding. All issued and outstanding shares of the Acquiror Company’s Common Stock immediately prior to the Closing and the Share Exchange are duly authorized, validly issued, fully paid and nonassessable, and have not been issued in violation of any preemptive or similar rights. At the Closing Date, the Acquiror Company will have sufficient authorized and unissued Acquiror Company’s Common Stock and Preferred Stock to consummate the transactions contemplated hereby. There are no outstanding options, warrants, purchase agreements, participation agreements, subscription rights, conversion rights, exchange rights or other securities or contracts that could require the Acquiror Company to issue, sell or otherwise cause to become outstanding any of its authorized but unissued shares of capital stock or any securities convertible into, exchangeable for or carrying a right or option to purchase shares of capital stock or to create, authorize, issue, sell or otherwise cause to become outstanding any new class of capital stock.  There are no outstanding stockholders’ agreements, voting trusts or arrangements, registration rights agreements, rights of first refusal or other contracts pertaining to the capital stock of the Acquiror Company.  The issuance of all of the shares of Acquiror Company’s Common Stock described in this Section 6.8.1 have been in compliance with U.S. federal and state securities laws and state corporate laws and no stockholder of the Acquiror Company has any right to rescind or bring any other claim against the Acquiror Company for failure to comply under the Securities Act, or state securities laws.

6.8.2 No Redemption Requirements.  Except as contemplated by the Closing, there are no outstanding contractual obligations (contingent or otherwise) of the Acquiror Company to retire, repurchase, redeem or otherwise acquire any outstanding shares of capital stock of, or other ownership interests in, the Acquiror Company or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other Person.

6.8.3 Duly Authorized.  The issuance of the Acquiror Company Preferred Shares has been duly authorized and, upon delivery to the Shareholders of certificates therefor in accordance with the terms of this Agreement, the Acquiror Company Preferred Shares will have been validly issued and fully paid, and will be nonassessable, have the rights, preferences and privileges specified, will be free of preemptive rights and will be free and clear of all Liens and restrictions, other than Liens created by the Shareholder and restrictions on transfer imposed by this Agreement and the Securities Act.

6.9 Compliance with Laws.  The business and operations of the Acquiror Company have been and are being conducted in accordance with all applicable Laws and Orders. The Acquiror Company has not received notice of any violation (or any Proceeding involving an allegation of any violation) of any applicable Law or Order by or affecting the Acquiror Company and, to the knowledge of the Acquiror Company, no Proceeding involving an allegation of violation of any applicable Law or Order is threatened or contemplated.  The Acquiror Company is not subject to any obligation or restriction of any kind or character, nor is there, to the knowledge of the Acquiror Company, any event or circumstance relating to the Acquiror Company that materially and adversely affects in any way its business, properties, assets or prospects or that prohibits the Acquiror Company from entering into this Agreement or would prevent or make burdensome its performance of or compliance with all or any part of this Agreement or the consummation of the transactions contemplated hereby.

6.10 Certain Proceedings.  There is no pending Proceeding that has been commenced against the Acquiror Company and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement.  To the knowledge of the Acquiror Company, no such Proceeding has been threatened.

6.11 No Brokers or Finders.  Except as disclosed in Schedule 6.11, no Person has, or as a result of the transactions contemplated herein will have, any right or valid claim against the Acquiror Company for any commission, fee or other compensation as a finder or broker, or in any similar capacity, and after the Closing, the Acquiror Company Principal Shareholder will indemnify and hold the Acquiror Company and the Company harmless against any liability or expense arising out of, or in connection with, any such claim.

6.12 Absence of Undisclosed Liabilities.  Except as set forth on Schedule 6.12 or in the SEC Documents, as hereafter defined, the Acquiror Company has no debt, obligation or liability (whether accrued, absolute, contingent, liquidated or otherwise, whether due or to become due, whether or not known to the Acquiror Company) arising out of any transaction entered into at or prior to the Closing Date or any act or omission at or prior to the Closing Date, except to the extent set forth on or reserved against on the Acquiror Company Balance Sheet.  Any and all debts, obligations or liabilities with respect to directors and officers of the Acquiror Company and of the Acquiror Company will be cancelled prior to the Closing.  The Acquiror Company has not incurred any liabilities or obligations under agreements entered into, in the usual and ordinary course of business since September 30, 2009.

6.13 Changes.  Except as set forth on Schedule 6.13 or in the SEC Documents, the Acquiror Company has conducted its business in the usual and ordinary course of business consistent with past practice and has not:

6.13.1 Ordinary Course of Business.  Entered into any transaction other than in the usual and ordinary course of business, except for this Agreement and each of the Transaction Documents;

6.13.2 Adverse Changes.  Suffered or experienced any change in, or affecting, its condition (financial or otherwise), properties, assets, liabilities, business, operations, results of operations or prospects other than changes, events or conditions in the usual and ordinary course of its business or those that would not have a Material Adverse Effect;

6.13.3 Loans.  Made any loans or advances to any Person other than travel advances and reimbursement of expenses made to employees, officers and directors in the ordinary course of business;

6.13.4 Liens.  Created or permitted to exist any Lien on any material property or asset of the Acquiror Company, other than Permitted Liens;

6.13.5 Capital Stock.  Issued, sold, disposed of or encumbered, or authorized the issuance, sale, disposition or encumbrance of, or granted or issued any option to acquire any shares of its capital stock or any other of its securities or any Equity Security, or altered the term of any of its outstanding securities or made any change in its outstanding shares of capital stock or its capitalization, whether by reason of reclassification, recapitalization, stock split, combination, exchange or readjustment of shares, stock dividend or otherwise;

6.13.6 Dividends.  Declared, set aside, made or paid any dividend or other distribution to any of its stockholders;

6.13.7 Material Acquiror Company Contracts.  Terminated or modified any Material Acquiror Company Contract, except for termination upon expiration in accordance with the terms thereof;

6.13.8 Claims.  Released, waived or cancelled any claims or rights relating to or affecting the Acquiror Company in excess of US $10,000 in the aggregate or instituted or settled any Proceeding involving in excess of US $10,000 in the aggregate;

6.13.9 Discharged Liabilities.  Paid, discharged or satisfied any claim, obligation or liability in excess of US $10,000 in the aggregate, except for liabilities incurred prior to the date of this Agreement in the ordinary course of business;

6.13.10 Indebtedness.  Created, incurred, assumed or otherwise become liable for any Indebtedness in excess of US $10,000 in the aggregate, other than professional fees;

6.13.11 Guarantees.  Guaranteed or endorsed in a material amount any obligation or net worth of any Person;

6.13.12 Acquisitions.  Acquired the capital stock or other securities or any ownership interest in, or substantially all of the assets of, any other Person;

6.13.13 Accounting.  Changed its method of accounting or the accounting principles or practices utilized in the preparation of its financial statements, other than as required by GAAP;

6.13.14 Agreements.  Entered into any agreement, or otherwise obligated itself, to do any of the foregoing.

6.14 Material Acquiror Company Contracts.  The Acquiror Company has provided to the Company, prior to the date of this Agreement, true, correct and complete copies of each written Material Acquiror Company Contract, including each amendment, supplement and modification thereto.

6.14.1 No Defaults.  Each Material Acquiror Company Contract is a valid and binding agreement of the Acquiror Company that is party thereto, and is in full force and effect.  The Acquiror Company is not in breach or default of any Material Acquiror Company Contract to which it is a party and, to the knowledge of the Acquiror Company, no other party to any Material Acquiror Company Contract is in breach or default thereof.  No event has occurred or circumstance exists that (with or without notice or lapse of time) would (a) contravene, conflict with or result in a violation or breach of, or become a default or event of default under, any provision of any Material Acquiror Company Contract or (b) permit the Acquiror Company or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any Material Acquiror Company Contract.  The Acquiror Company has not received notice of the pending or threatened cancellation, revocation or termination of any Material Acquiror Company Contract to which it is a party.  There are no renegotiations of, or attempts to renegotiate, or outstanding rights to renegotiate any material terms of any Material Acquiror Company Contract.

6.15 Employees.

6.15.1 Except as set forth on Schedule 6.15.1, the Acquiror Company has no employees, independent contractors or other Persons providing services to them.  Except as would not have a Material Adverse Effect, the Acquiror Company is in full compliance with all Laws regarding employment, wages, hours, benefits, equal opportunity, collective bargaining, the payment of Social Security and other taxes, and occupational safety and health.  The Acquiror Company is not liable for the payment of any compensation, damages, taxes, fines, penalties or other amounts, however designated, for failure to comply with any of the foregoing Laws.

6.15.2 No director, officer or employee of the Acquiror Company is a party to, or is otherwise bound by, any contract (including any confidentiality, non-competition or proprietary rights agreement) with any other Person that in any way adversely affects or will materially affect (a) the performance of his or her duties as a director, officer or employee of the Acquiror Company or (b) the ability of the Acquiror Company to conduct its business.  Except as set forth on Schedule 6.15.2, each employee of the Acquiror Company is employed on an at-will basis and the Acquiror Company does not have any contract with any of its employees which would interfere with its ability to discharge its employees.

6.16 Tax Returns and Audits.

6.16.1 Tax Returns.  The Acquiror Company has filed all material Tax Returns required to be filed (if any) by or on behalf of the Acquiror Company and has paid all material Taxes of the Acquiror Company required to have been paid (whether or not reflected on any Tax Return).  No Governmental Authority in any jurisdiction has made a claim, assertion or threat to the Acquiror Company that the Acquiror Company is or may be subject to taxation by such jurisdiction; there are no Liens with respect to Taxes on the Acquiror Company’s property or assets other than Permitted Liens; and there are no Tax rulings, requests for rulings, or closing agreements relating to the Acquiror Company for any period (or portion of a period) that would affect any period after the date hereof.

6.16.2 No Adjustments, Changes.  Neither the Acquiror Company nor any other Person on behalf of the Acquiror Company (a) has executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign law; or (b) has agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign law.

6.16.3 No Disputes.  There is no pending audit, examination, investigation, dispute, proceeding or claim with respect to any Taxes of the Acquiror Company, nor is any such claim or dispute pending or contemplated.  The Acquiror Company has delivered to the Company true, correct and complete copies of all Tax Returns and examination reports and statements of deficiencies assessed or asserted against or agreed to by the Acquiror Company, if any, since its inception and any and all correspondence with respect to the foregoing.

6.16.4 Not a U.S. Real Property Holding Corporation.  The Acquiror Company is not and has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code at any time during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

6.16.5 No Tax Allocation, Sharing.  The Acquiror Company is not and has not been a party to any Tax allocation or sharing agreement.

6.16.6 No Other Arrangements.  The Acquiror Company is not a party to any agreement, contract or arrangement for services that would result, individually or in the aggregate, in the payment of any amount that would not be deductible by reason of Section 162(m), 280G or 404 of the Code.  The Acquiror Company is not a “consenting corporation” within the meaning of Section 341(f) of the Code.  The Acquiror Company does not have any “tax-exempt bond financed property” or “tax-exempt use property” within the meaning of Section 168(g) or (h), respectively of the Code.  The Acquiror Company does not have any outstanding closing agreement, ruling request, request for consent to change a method of accounting, subpoena or request for information to or from a Governmental Authority in connection with any Tax matter.  During the last two years, the Acquiror Company has not engaged in any exchange with a related party (within the meaning of Section 1031(f) of the Code) under which gain realized was not recognized by reason of Section 1031 of the Code.  The Company is not a party to any reportable transaction within the meaning of Treasury Regulation Section 1.6011-4.

6.17 Material Assets.  The financial statements of the Acquiror Company set forth in the SEC Documents reflect the material properties and assets (real and personal) owned or leased by the Acquiror Company.

6.18 Litigation; Orders.  There is no Proceeding (whether federal, state, local or foreign) pending or, to the knowledge of the Acquiror Company, threatened against or affecting the Acquiror Company or any of Acquiror Company’s properties, assets, business or employees.  To the knowledge of the Acquiror Company, there is no fact that might result in or form the basis for any such Proceeding.  The Acquiror Company is not subject to any Orders.

6.19 Licenses.  The Acquiror Company possesses from the appropriate Governmental Authority all licenses, permits, authorizations, approvals, franchises and rights that are necessary for the Acquiror Company to engage in its business as currently conducted and to permit the Acquiror Company to own and use its properties and assets in the manner in which it currently owns and uses such properties and assets (collectively, “Acquiror Company Permits”).  The Acquiror Company has not received notice from any Governmental Authority or other Person that there is lacking any license, permit, authorization, approval, franchise or right necessary for the Acquiror Company to engage in its business as currently conducted and to permit the Acquiror Company to own and use its properties and assets in the manner in which it currently owns and uses such properties and assets.  The Acquiror Company Permits are valid and in full force and effect.  No event has occurred or circumstance exists that may (with or without notice or lapse of time):  (a) constitute or result, directly or indirectly, in a violation of or a failure to comply with any Acquiror Company Permit; or (b) result, directly or indirectly, in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any Acquiror Company Permit.  The Acquiror Company has not received notice from any Governmental Authority or any other Person regarding:  (a) any actual, alleged, possible or potential contravention of any Acquiror Company Permit; or (b) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to, any Acquiror Company Permit.  All applications required to have been filed for the renewal of such Acquiror Company Permits have been duly filed on a timely basis with the appropriate Persons, and all other filings required to have been made with respect to such Acquiror Company Permits have been duly made on a timely basis with the appropriate Persons.  All Acquiror Company Permits are renewable by their terms or in the ordinary course of business without the need to comply with any special qualification procedures or to pay any amounts other than routine fees or similar charges, all of which have, to the extent due, been duly paid.

6.20 Interested Party Transactions.  Except as set forth on Schedule 6.20, no officer, director or stockholder of the Acquiror Company or any Affiliate or “associate” (as such term is defined in Rule 405 of the Commission under the Securities Act) of any such Person, has or has had, either directly or indirectly, (1) an interest in any Person which (a) furnishes or sells services or products which are furnished or sold or are proposed to be furnished or sold by the Acquiror Company, or (b) purchases from or sells or furnishes to, or proposes to purchase from, sell to or furnish the Acquiror Company any goods or services; or (2) a beneficial interest in any contract or agreement to which the Acquiror Company is a party or by which it may be bound or affected.

6.21 Governmental Inquiries.  The Acquiror Company has provided to the Company a copy of each material written inspection report, questionnaire, inquiry, demand or request for information received by the Acquiror Company from any Governmental Authority, and the Acquiror Company’s response thereto, and each material written statement, report or other document filed by the Acquiror Company with any Governmental Authority.

6.22 Bank Accounts and Safe Deposit Boxes.  Except as set forth on Schedule 6.22, the Acquiror Company does not have any bank or other deposit or financial account, nor does the Acquiror Company have any lock boxes or safety deposit boxes.

6.23 Intellectual Property.  The Acquiror Company does not own, use or license any Intellectual Property in its business as presently conducted.

6.24 Title to Properties.  The Acquiror Company owns (with good and marketable title in the case of real property) or holds under valid leases the rights to use all real property, plants, machinery, equipment and other personal property necessary for the conduct of its business as presently conducted, free and clear of all Liens, except Permitted Liens.

6.25 SEC Documents; Financial Statements.  Except as set forth on Schedule 6.25, the Acquiror Company has filed all reports required to be filed by it under the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the three (3) years preceding the date hereof (or such shorter period as the Acquiror Company was required by law to file such material) (the foregoing materials being collectively referred to herein as the “SEC Documents”).  As of their respective dates, the SEC Documents and any registration statements filed under the Securities Act (the “Registration Statements”) complied in all material respects with the requirements of the Exchange Act and the Securities Act, as applicable, and the rules and regulations of the Commission promulgated thereunder, and none of the SEC Documents or Registration Statements, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  All Material Acquiror Company Contracts to which the Acquiror Company is a party or to which the property or assets of the Acquiror Company are subject have been appropriately filed as exhibits to the SEC Documents and the Registration Statements as and to the extent required under the Exchange Act and the Securities Act, as applicable.  The financial statements of the Acquiror Company included in the Registration Statement and the SEC Documents comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of unaudited statements as permitted by Form 10-Q of the Commission), and fairly present in all material respects (subject in the case of unaudited statements, to normal, recurring audit adjustments) the financial position of the Acquiror Company as at the dates thereof and the results of its operations and cash flows for the periods then ended.  The Acquiror Company was originally organized and operated through the date hereof as a bona fide operating business without any pre-existing plan or strategy that the Acquiror Company would serve primarily as a merger or acquisition candidate for an unidentified company or companies.  The disclosure set forth in the SEC Documents and Registration Statements regarding the Acquiror Company’s business is current and complete and accurately reflects operations of the Acquiror Company as it exists as of the date hereof.

6.26 Stock Option Plans; Employee Benefits.

6.26.1 The Acquiror Company has no stock option plans providing for the grant by the Acquiror Company of stock options to directors, officers or employees.

6.26.2 The Acquiror Company has no employee benefit plans or arrangements covering their present and former employees or providing benefits to such persons in respect of services provided the Acquiror Company.

6.26.3 Neither the consummation of the transactions contemplated hereby alone, nor in combination with another event, with respect to each director, officer, employee and consultant of the Acquiror Company, will result in (a) any payment (including, without limitation, severance, unemployment compensation or bonus payments) becoming due from the Acquiror Company, (b) any increase in the amount of compensation or benefits payable to any such individual or (c) any acceleration of the vesting or timing of payment of compensation payable to any such individual.  No agreement, arrangement or other contract of the Acquiror Company provides benefits or payments contingent upon, triggered by, or increased as a result of a change in the ownership or effective control of the Acquiror Company.

6.27 Money Laundering Laws.  The operations of the Acquiror Company is and has been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all U.S. and non-U.S. jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority (collectively, the “Money Laundering Laws”) and no Proceeding involving the Acquiror Company with respect to the Money Laundering Laws is pending or, to the knowledge of the Acquiror Company, threatened.

6.28 Board Recommendation.  The Acquiror Company Board, by unanimous written consent, has determined that this Agreement and the transactions contemplated by this Agreement are advisable and in the best interests of the Acquiror Company’s stockholders and has duly authorized this Agreement and the transactions contemplated by this Agreement.

6.29 Certain Registration Matters. Except as set forth on Schedule 6.29, the Acquiror Company has not granted or agreed to grant any person any rights (including “piggy-back registration rights) to have any securities of the Acquiror Company registered with the Commission or any other Governmental Authority that have not been satisfied.

SECTION VII
COVENANTS OF THE ACQUIROR COMPANY

7.1 SEC Documents.  From and after the Closing Date, in the event the Commission notifies the Acquiror Company of its intent to review any SEC Document filed prior to the Closing Date or the Acquiror Company receives any oral or written comments from the Commission with respect to any SEC Document filed prior to the Closing Date or any disclosure regarding the Acquiror Company’s business or operations, as in existence through the date hereof in any SEC Document or registration statement filed after the Closing Date, the Acquiror Company shall promptly notify the Acquiror Company Principal Shareholder and the Acquiror Company Principal Shareholder shall fully cooperate with the Acquiror Company in connection with such review and response.

7.2 Schedule 14(f) Information Statement.  Within ten (10) days following the Closing Date, the Acquiror Company will file and mail a Schedule 14(f) information statement to the stockholders of record of the Acquiror Company.

7.3 Form 8-K.  Within four (4) business days of the Closing Date, the Acquiror Company shall file the Form 8-K.

7.4 Reverse Split. As soon as practicable following the Closing, but in no event later than sixty (60) days following the Closing Date, the Acquiror Company shall obtain shareholder approval for, and shall cause to be effected, a reverse stock split of the Company’s Common Stock in such multiple that would cause the total number of shares of Common Stock outstanding, including the shares underlying the Series M Preferred Stock (not including the shares issuable under the terms of the Financing), to equal ten million (10,000,000) shares (the “Reverse Split”).

SECTION VIII
COVENANTS AND AGREEMENTS OF THE PARTIES

8.1 Corporate Examinations and Investigations.  Prior to the Closing, each party shall be entitled, through its employees and representatives, to make such investigations and examinations of the books, records and financial condition of the Company and the Acquiror Company (and any Subsidiary) as each party may reasonably request.  In order that each party may have the full opportunity to do so, the Company and the Acquiror Company, the Shareholder and the Acquiror Company Principal Shareholder shall furnish each party and its representatives during such period with all such information concerning the affairs of the Company or the Acquiror Company or any Subsidiary as each party or its representatives may reasonably request and cause the Company or the Acquiror Company and their respective officers, employees, consultants, agents, accountants and attorneys to cooperate fully with each party’s representatives in connection with such review and examination and to make full disclosure of all information and documents requested by each party and/or its representatives.  Any such investigations and examinations shall be conducted at reasonable times and under reasonable circumstances, it being agreed that any examination of original documents will be at each party’s premises, with copies thereof to be provided to each party and/or its representatives upon request.

8.2 Cooperation; Consents.  Prior to the Closing, each party shall cooperate with the other parties and shall (i) in a timely manner make all necessary filings with, and conduct negotiations with, all authorities and other Persons the consent or approval of which, or the license or permit from which is required for the consummation of the Share Exchange and (ii) provide to each other party such information as the other party may reasonably request in order to enable it to prepare such filings and to conduct such negotiations.

8.3 Conduct of Business.  Subject to the provisions hereof, from the date hereof through the Closing, each party hereto shall (i) conduct its business in the ordinary course and in such a manner so that the representations and warranties contained herein shall continue to be true and correct in all material respects as of the Closing as if made at and as of the Closing and (ii) not enter into any material transactions or incur any material liability (except in the ordinary course of its business) not required or specifically contemplated hereby, without first obtaining the written consent of the Company and the holders of a majority of voting stock of the Company, on the one hand, and the Acquiror Company and the holders of a majority of the Acquiror Company Common Stock, on the other hand.  Without the prior written consent of the Company, the Shareholder, the Acquiror Company or the Acquiror Company Principal Shareholder, except as required or specifically contemplated hereby, each party shall not undertake or fail to undertake any action if such action or failure would render any of said warranties and representations untrue in any material respect as of the Closing.

8.4 Litigation. From the date hereof through the Closing, each party hereto shall promptly notify the representative of the other parties of any known Proceeding which after the date hereof are threatened or commenced against such party or any of its affiliates or any officer, director, employee, consultant, agent or shareholder thereof, in their capacities as such, which, if decided adversely, could reasonably be expected to have a Material Adverse Effect upon the condition (financial or otherwise), assets, liabilities, business, operations or prospects of such party or any of its Subsidiaries.

8.5 Notice of Default.  From the date hereof through the Closing, each party hereto shall give to the representative of the other parties prompt written notice of the occurrence or existence of any event, condition or circumstance occurring which would constitute a violation or breach of this Agreement by such party or which would render inaccurate in any material respect any of such party’s representations or warranties herein.

8.6    Public Disclosure.  Except to the extent previously disclosed or to the extent the parties are required by applicable law or regulation to make disclosure, prior to Closing, no party shall issue any statement or communication to the public regarding the transaction contemplated herein without the consent of the other party, which consent shall not be unreasonably withheld.  To the extent a party hereto believes it is required by law or regulation to make disclosure regarding the transaction, it shall, if possible, immediately notify the other party prior to such disclosure and provide the opportunity for the other party to make reasonable comments to such disclosure.

8.7  Assistance with Post-Closing SEC Reports and Inquiries.  Upon the reasonable request of the Company, after the Closing Date, the Acquiror Company Principal Shareholder shall use his reasonable best efforts to provide such information available to him, including information, filings, reports, financial statements or other circumstances of the Acquiror Company occurring, reported or filed prior to the Closing, as may be necessary or required by the Acquiror Company for the preparation of the post-Closing Date reports that the Acquiror Company is required to file with the Commission to remain in compliance and current with its reporting requirements under the Exchange Act, or filings required to address and resolve matters as may relate to the period prior to the Closing and any Commission comments relating thereto or any Commission inquiry thereof.

8.8  Transfers.  The Acquiror Company Principal Shareholder will not sell, transfer, assign, hypothecate, lien, or otherwise dispose or encumber the shares owned by him.

8.9   No Loans or Advances.  Except for loans and advances outstanding as of the Closing Date or such loans and advances that are in compliance with the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder, the Company, the BVI Companies and the PRC Companies will not make any loans, advances or other extensions of credit to the executive officers or directors of the Company, any Subsidiary or any family member or Affiliate of any of such executive officers or directors.

8.10  Completion of Financing. Acquiror Company shall use commercially reasonable efforts to raise up to ten million dollars ($10,000,000) in an equity financing transaction pursuant to the Securities Purchase Agreement dated September 29, 2010 (the “Financing”), which Financing shall be consummated simultaneously with the Closing.

8.11 Change in Fiscal Year. The Acquiror Company and its sharesholders shall approve the change in fiscal year from September 30 to March 31 to be consistent with the Company that it is acquiring.

8.12  Name Change. The Acquiror Company and its sharesholders shall approve the name change of the Acquiror Company to China Wood, Inc. to better reflect the business of the Company that it is acquiring.

SECTION IX
CONDITIONS PRECEDENT OF THE ACQUIROR COMPANY

The Acquiror Company’s obligation to acquire the Shares and to take the other actions required to be taken by the Acquiror Company at the Closing Date is subject to the satisfaction, at or prior to the Closing Date, of each of the following conditions (any of which may be waived by the Acquiror Company, in whole or in part):

9.1 Accuracy of Representations.  The representations and warranties of the Company and the Shareholders set forth in this Agreement or in any Schedule or certificate delivered pursuant hereto that are not qualified as to materiality shall be true and correct in all material respects as of the date of this Agreement except to the extent a representation or warranty is expressly limited by its terms to another date and without giving effect to any supplemental Schedule.

9.2 No Force Majeure Event.  There shall not have been any delay, error, failure or interruption in the conduct of the business of the Company, or any loss, injury, delay, damage, distress, or other casualty, due to force majeure including but not limited to (a) acts of God; (b) fire or explosion; (c) war, acts of terrorism or other civil unrest; or (d) national emergency.

9.3 Consents.  All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by the Company and/or the Shareholders for the authorization, execution and delivery of this Agreement and the consummation by them of the transactions contemplated by this Agreement, shall have been obtained and made by the Company or the Shareholders, as the case may be, except where the failure to receive such consents, waivers, approvals, authorizations or orders or to make such filings would not have a Material Adverse Effect on the Company or the Acquiror Company.

9.4 Certificate of Officer.  The Company will have delivered to the Acquiror Company a certificate executed by an officer of the Company, certifying the satisfaction of the conditions specified in Sections 9.1, 9.2, and 9.3 relating to the Company.

9.5 Certificate of Shareholder.  Each of the Shareholders will have delivered to the Acquiror Company a certificate certifying the satisfaction of the conditions specified in Section 9.1 relating to such Shareholder.

9.6 Documents.  The Company and the Shareholders must deliver to the Acquiror Company at the Closing:

9.6.1 share certificates evidencing the number of Shares held by the Shareholders, along with executed share transfer forms transferring such Shares to the Acquiror Company together with a certified copy of a board resolution of the Company approving the registration of the transfer of such shares to Acquiror Company (subject to Closing and payment of stamp duty);

9.6.2 a Secretary’s Certificate, dated the Closing Date certifying attached copies of (A) the Organizational Documents of the Company, (B) the resolutions of the Company Board approving this Agreement and the transactions contemplated hereby; and (C) the incumbency of each authorized officer of the Company signing this Agreement and any other agreement or instrument contemplated hereby to which the Company is a party;

9.6.3 each of the Transaction Documents to which the Company and/or the Shareholders is a party, duly executed;

9.6.4 such other documents as the Acquiror Company may reasonably request for the purpose of (A) evidencing the accuracy of any of the representations and warranties of the Company and the Shareholders pursuant to Section 9.1, (B) evidencing the performance of, or compliance by the Company and the Shareholders with, any covenant or obligation required to be performed or complied with by the Company or the Shareholders, as the case may be, (C) evidencing the satisfaction of any condition referred to in this Section 9, or (D) otherwise facilitating the consummation or performance of any of the transactions contemplated by this Agreement.

9.7 No Proceedings.  There must not have been commenced or threatened against the Acquiror Company, the Company or the Shareholders, or against any Affiliate thereof, any Proceeding (which Proceeding remains unresolved as of the Closing Date) (a) involving any challenge to, or seeking damages or other relief in connection with, any of the transactions contemplated by this Agreement, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the transactions contemplated by this Agreement.

9.8 No Claim Regarding Stock Ownership or Consideration.  There must not have been made or threatened by any Person any claim asserting that such Person (a) is the holder of, or has the right to acquire or to obtain beneficial ownership of the Shares or any other stock, voting, equity, or ownership interest in, the Company, or (b) is entitled to all or any portion of the Acquiror Company Preferred Shares.

SECTION X
CONDITIONS PRECEDENT OF THE COMPANY
AND THE SHAREHOLDER

The Shareholder’s obligation to transfer the Shares and the obligations of the Company to take the other actions required to be taken by the Company in advance of or at the Closing Date are subject to the satisfaction, at or prior to the Closing Date, of each of the following conditions (any of which may be waived by the Company and the Shareholders jointly, in whole or in part):

10.1 Accuracy of Representations.  The representations and warranties of the Acquiror Company and Acquiror Company Principal Shareholder set forth in this Agreement or in any Schedule or certificate delivered pursuant hereto that are not qualified as to materiality shall be true and correct in all material respects as of the date of this Agreement except to the extent a representation or warranty is expressly limited by its terms to another date and without giving effect to any supplemental Schedule.

10.2 No Force Majeure Event.  There shall not have been any delay, error, failure or interruption in the conduct of the business of the Acquiror Company, or any loss, injury, delay, damage, distress, or other casualty, due to force majeure including but not limited to (a) acts of God; (b) fire or explosion; (c) war, acts of terrorism or other civil unrest; or (d) national emergency.

10.3 Consents.

10.3.1 All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by the Acquiror Company for the authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated by this Agreement, shall have been obtained and made by the Acquiror Company, except where the failure to receive such consents, waivers, approvals, authorizations or orders or to make such filings would not have a Material Adverse Effect on the Company or the Acquiror Company.

10.3.2 Without limiting the foregoing, the Schedule 14(f) Filing shall have been prepared to be filed with the Commission by the Acquiror Company after the Closing Date.

10.4 Certificate of Officer.  The Acquiror Company will have delivered to the Company a certificate, dated the Closing Date, executed by an officer of the Acquiror Company, certifying the satisfaction of the conditions specified in Sections 10.1, 10.2, and 10.3 relating to the Acquiror Company.

10.5 Certificate of Acquiror Company Principal Shareholder.  The Acquiror Company Principal Shareholder will have delivered to the Company a certificate, dated the Closing Date, executed by such Acquiror Company Principal Shareholder, certifying the satisfaction of the conditions specified in Section 10.1 relating to the Acquiror Company Principal Shareholder.

10.6 Documents.  The Acquiror Company must have caused the following documents to be delivered to the Company and/or the Shareholders:

10.6.1 share certificate(s) evidencing 467,074.60209421 shares of Acquiror Company Series M Preferred Shares being issued to the Shareholders pursuant hereto;

10.6.2 a Secretary’s Certificate, dated the Closing Date certifying attached copies of (A) the Organizational Documents of the Acquiror Company, (B) the resolutions of the Acquiror Company Board approving this Agreement and the transactions contemplated hereby; and (C) the incumbency of each authorized officer of the Acquiror Company signing this Agreement and any other agreement or instrument contemplated hereby to which the Acquiror Company is a party;

10.6.3 a Certificate of Good Standing of the Acquiror Company that is dated within five (5) business days of the Closing;

10.6.4 each of the Transaction Documents to which the Acquiror Company is a party, duly executed;

10.6.5 the resignation of Donenfeld as the sole officer of the Acquiror Company on the Closing Date;

10.6.6 Acquiror Company Board Resolutions (i) appointing Xiaoling Ye to serve as Chairman and Zhikang Li as member of the Acquiror Company Board to be effective at the Effective Time, and (ii) appointing Zhikang Li and Hang Sang (Randolph) Lau were appointed as the Chief Executive Officer and Chief Financial Officer of the Acquiror Company to be effective at the Closing.

10.6.7 legal opinion of The Sourlis Law Firm, substantially in the form attached as Exhibit G;

10.6.8 a statement from the Acquiror Company’s transfer agent regarding the number of issued and outstanding shares of common stock and preferred stock immediately before the Closing; and

10.6.9 such other documents as the Company may reasonably request for the purpose of (i) evidencing the accuracy of any representation or warranty of the Acquiror Company pursuant to Section 10.1, (ii) evidencing the performance by the Acquiror Company of, or the compliance by the Acquiror Company with, any covenant or obligation required to be performed or complied with by the Acquiror Company, (iii) evidencing the satisfaction of any condition referred to in this Section 10, or (iv) otherwise facilitating the consummation of any of the transactions contemplated by this Agreement.

10.7 No Proceedings.  Since the date of this Agreement, there must not have been commenced or threatened against the Acquiror Company, the Company or the Shareholder, or against any Affiliate thereof, any Proceeding (which Proceeding remains unresolved as of the date of this Agreement) (a) involving any challenge to, or seeking damages or other relief in connection with, any of the transactions contemplated hereby, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the transactions contemplated hereby.

10.8 No Claim Regarding Stock Ownership or Consideration.  There must not have been made or threatened by any Person any claim asserting that such Person (a) is the holder of, or has the right to acquire or to obtain beneficial ownership of the Acquiror Company Common Stock or any other stock, voting, equity, or ownership interest in, the Acquiror Company, or (b) is entitled to all or any portion of the Acquiror Company Preferred Shares.

10.9 No Liability.  There must not be any outstanding obligation or liability (whether accrued, absolute, contingent, liquidated or otherwise, whether due or to become due) of the Acquiror Company, whether or not known to the Acquiror Company.

10.10 Certificate of Designation. Prior to the Closing, the Series M Certificate of Designation of the Relative Rights and Preferences of the Series M Convertible Preferred Stock attached hereto as Exhibit H shall have been filed with the Secretary of State of Nevada.

SECTION XI
INDEMNIFICATION; REMEDIES

11.1 Survival.  All representations, warranties, covenants, and obligations in this Agreement shall expire eighteen (18) months following the date this Agreement is executed (the “Survival Period”).  The right to indemnification, payment of damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of damages, or other remedy based on such representations, warranties, covenants, and obligations.

11.2 Indemnification by the Acquiror Company Principal Shareholder.  From and after the execution of this Agreement until the expiration of the Survival Period, the Acquiror Company Principal Shareholder shall indemnify and hold harmless the Acquiror Company, the Company and the Shareholders (collectively, the “Company Indemnified Parties”), from and against any damages arising, directly or indirectly, from or in connection with:

(a) any breach of any representation or warranty made by the Acquiror Company or the Acquiror Company Principal Shareholder in this Agreement or any Transaction Document or in any certificate delivered by the Acquiror Company pursuant to this Agreement;

(b) any breach by the Acquiror Company or the Acquiror Company Principal Shareholder of any covenant or obligation of the Acquiror Company in this Agreement or any Transaction Document required to be performed by the Acquiror Company or the Acquiror Company Principal Shareholder on or prior to the Closing Date or after the Closing Date; or

(c) any and all losses, claims, damages, or liabilities against the Acquiror Company or the Acquiror Company Principal Shareholder, occurring on or prior to the Closing Date.

Notwithstanding anything to the contrary contained herein, the Acquiror Company and the Acquiror Company Principal Shareholder’s total indemnification obligations under this Section 11 shall be limited to and shall not under any circumstances exceed US $1.00.

11.3 Indemnification by Acquiror Company Principal Shareholder relating to a Proceeding.

11.3.1 The Acquiror Company Principal Shareholder shall to the fullest extent permitted under applicable Law, indemnify and hold harmless, each present, former and future director, officer or employee of the Acquiror Company (collectively, the “Indemnified Parties”) against any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement, in connection with any Proceeding whether by a third party, the Acquiror Company or otherwise (x) arising out of or pertaining to the transactions contemplated by this Agreement or (y) otherwise with respect to any acts or omissions occurring at or prior to the Closing Date (“Damages”), to the same extent as provided in the Acquiror Company’s Organizational Documents or any applicable contract or agreement as in effect on the date hereof, in each case for the Survival Period.  In the event of any such Proceeding (whether arising before or after the Closing Date), (i) the Acquiror Company Principal Shareholder shall pay the reasonable fees and expenses of such counsel, promptly after statements therefor are received, provided that the Indemnified Parties shall be required to reimburse the Acquiror Company Principal Shareholder for such payments in the circumstances and to the extent required by the Acquiror Company’s Organizational Documents, any applicable contract or agreement or applicable Law, and (ii) the Acquiror Company Principal Shareholder shall cooperate in the defense of any such matter; provided, however, that the Acquiror Company Principal Shareholder shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld); and provided, further, that, in the event that any claim or claims for indemnification are asserted or made within the Survival Period, all rights to indemnification in respect of any such claim or claims shall continue until the disposition of any and all such claims.  The Indemnified Parties as a group may retain only one law firm to represent them in each applicable jurisdiction with respect to any single action unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties, in which case each Indemnified Person with respect to whom such a conflict exists (or group of such Indemnified Persons who among them have no such conflict) may retain one separate law firm in each applicable jurisdiction.

11.4 Breach by the Shareholders.  Nothing in this Section 11 shall limit the Acquiror Company’s right to pursue any appropriate legal or equitable remedy against the Shareholders with respect to any damages from and after the execution of this Agreement, until the expiration of the Survival Period arising, directly or indirectly, from or in connection with: (a) any breach by the Shareholders of any representation or warranty made by the Shareholders in this Agreement or in any certificate delivered by such Shareholders pursuant to this Agreement or (b) any breach by the Shareholders of any covenants or obligation in this Agreement required to be performed by the Acquiror Company or the Acquiror Company Principal Shareholder on or prior to the Closing Date or after the Closing Date.  All claims of the Acquiror Company pursuant to this Section 11.4 shall be brought by the Acquiror Company Principal Shareholder on behalf of the Acquiror Company and those Persons who were stockholders of the Acquiror Company immediately prior to the Closing Date.

SECTION XII
GENERAL PROVISIONS

12.1 Expenses.  Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the transactions contemplated by this Agreement, including all fees and expenses of agents, representatives, counsel, and accountants.  In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by another party.

12.2 Public Announcements.  The Acquiror Company shall promptly, but no later than four (4) business days following the effective date of this Agreement, issue a press release disclosing the transactions contemplated hereby.  The Acquiror Company shall also file with the Commission a Form 8-K describing the material terms of the transactions contemplated hereby as soon as practicable following the Closing Date but in no event more than four (4) business days following the Closing Date. Prior to the Closing Date, the Company and the Acquiror Company shall consult with each other in issuing the Form 8-K, the press release and any other press releases or otherwise making public statements or filings and other communications with the Commission or any regulatory agency or stock market or trading facility with respect to the transactions contemplated hereby and neither party shall issue any such press release or otherwise make any such public statement, filings or other communications without the prior written consent of the other, which consent shall not be unreasonably withheld or delayed, except that no prior consent shall be required if such disclosure is required by law, in which case the disclosing party shall provide the other party with prior notice of no less than three (3) calendar days, of such public statement, filing or other communication and shall incorporate into such public statement, filing or other communication the reasonable comments of the other party.

12.3 Confidentiality.

12.3.1 The Acquiror Company, the Acquiror Company Principal Shareholder, the Shareholders and the Company will maintain in confidence, and will cause their respective directors, officers, employees, agents, and advisors to maintain in confidence, any written, oral, or other information obtained in confidence from another party in connection with this Agreement or the transactions contemplated by this Agreement, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any required filing with the Commission, or obtaining any consent or approval required for the consummation of the transactions contemplated by this Agreement, or (c) the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings.

12.3.2 In the event that any party is required to disclose any information of another party pursuant to clause (b) or (c) of Section 12.3.1, the party requested or required to make the disclosure (the “disclosing party”) shall provide the party that provided such information (the “providing party”) with prompt notice of any such requirement so that the providing party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section 12.3.  If, in the absence of a protective order or other remedy or the receipt of a waiver by the providing party, the disclosing party is nonetheless, in the opinion of counsel, legally compelled to disclose the information of the providing party, the disclosing party may, without liability hereunder, disclose only that portion of the providing party’s information which such counsel advises is legally required to be disclosed, provided that the disclosing party exercises its reasonable efforts to preserve the confidentiality of the providing party’s information, including, without limitation, by cooperating with the providing party to obtain an appropriate protective order or other relief assurance that confidential treatment will be accorded the providing party’s information.

12.3.3 If the transactions contemplated by this Agreement are not consummated, each party will return or destroy all of such written information each party has regarding the other party.

12.4 Notices.  All notices, demands, consents, requests, instructions and other communications to be given or delivered or permitted under or by reason of the provisions of this Agreement or in connection with the transactions contemplated hereby shall be in writing and shall be deemed to be delivered and received by the intended recipient as follows: (i) if personally delivered, on the business day of such delivery (as evidenced by the receipt of the personal delivery service), (ii) if mailed certified or registered mail return receipt requested, two (2) business days after being mailed, (iii) if delivered by overnight courier (with all charges having been prepaid), on the business day of such delivery (as evidenced by the receipt of the overnight courier service of recognized standing), or (iv) if delivered by facsimile transmission, on the business day of such delivery if sent by 6:00 p.m. in the time zone of the recipient, or if sent after that time, on the next succeeding business day (as evidenced by the printed confirmation of delivery generated by the sending party’s telecopier machine).  If any notice, demand, consent, request, instruction or other communication cannot be delivered because of a changed address of which no notice was given (in accordance with this Section 12.4), or the refusal to accept same, the notice, demand, consent, request, instruction or other communication shall be deemed received on the second business day the notice is sent (as evidenced by a sworn affidavit of the sender).  All such notices, demands, consents, requests, instructions and other communications will be sent to the following addresses or facsimile numbers as applicable.

If to Acquiror Company: Timberjack Sporting Supplies, Inc. c/o Paragon Capital LP 110 East 59th Street, 29th Floor New York, NY 10022 Tel No.: 212-593-1600 Fax No.: 212-202-5022	with a copy, which shall not constitute notice, to: The Sourlis Law Firm 214 Broad Street Red Bank, New Jersey 07701 Attention: Virginia K. Sourlis, Esq. Tel No.: 732-530-9007 Fax No.: 732-530-9008

If to the Company:
   Timberjack Sporting Supplies, Inc.
c/o Linyi Guangsha Wood Industry Co. Ltd.
Daizhuang Industrial Zone, Yitang Town
Lanshan District, Linyi City, Shandong
People’s Republic of China 276000
Attention: Mr. Zhikang Li
Tel. No.: 86 (539) 8566-168
Fax No.: 86 (539) 8566-226

with a copy, which shall not constitute notice, to:
Anslow & Jaclin, LLP
195 Route 9 South
Manalapan, New Jersey 07726
Attention:  Richard I. Anslow, Esq.
Telephone No.: 732-409-1212
Facsimile No.: 732-577-1188

12.5 Arbitration.  Any dispute or controversy under this Agreement shall be settled exclusively by arbitration in the City of New York, County of New York in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitration award in any court having jurisdiction.

12.6 Further Assurances.  The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

12.7 Waiver.  The rights and remedies of the parties to this Agreement are cumulative and not alternative.  Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege.  To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

12.8 Entire Agreement and Modification.  This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter.  This Agreement may not be amended except by a written agreement executed by the party against whom the enforcement of such amendment is sought.

12.9 Assignments, Successors, and No Third-Party Rights.  No party may assign any of its rights under this Agreement without the prior consent of the other parties.  Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of and be enforceable by the respective successors and permitted assigns of the parties.  Except as set forth in Section 11.3 hereof, nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.  This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

12.10 Severability.  If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect.  Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

12.11 Section Headings, Construction.  The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation.  All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement.  All words used in this Agreement will be construed to be of such gender or number as the circumstances require.  Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

12.12 Governing Law.  This Agreement will be governed by the laws of the State of New York without regard to conflicts of laws principles.

12.13 Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.  In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

[COUNTERPART SIGNATURE PAGE]

IN WITNESS WHEREOF, the parties have executed and delivered this Share Exchange Agreement as of the date first written above.

Acquiror Company: Timberjack Sporting Supplies, Inc. Signed: /s/ Alan P. Donenfeld Printed name: Alan P. Donenfeld Title: President and Chief Executive Officer	Acquiror Company Principal Shareholder: Paragon Capital LP Signed: /s/ Alan P. Donenfeld Printed name: Alan P. Donenfeld Title: Managing Director

Company: Chine Victory Profit Limited Signed: /s/ Zhikang Li Printed name: Zhikang Li Title: Chief Executive Officer

[COUNTERPART SIGNATURE PAGE]

IN WITNESS WHEREOF, the parties have executed and delivered this Share Exchange Agreement as of the date first written above.

SHAREHOLDERS: Well Asia Group Limited By: /s/Yinling Lai Name: Yinling Lai Title: Director
Individual: By: /s/ Ka Hing Aurona Wong Name: Wong, Ka Hing Aurona

SCHEDULES

Schedule 4.1.3	Shareholder Ownership of Shares

Schedule 5.1	Company Organization and Qualification

Schedule 5.2	Company Subsidiaries

Schedule 5.7.1	Capitalization of the Company

Schedule 5.7.2	Capitalization of the BVI Companies

Schedule 5.7.3(a)	Capitalization of PRC Companies

Schedule 5.11	Company Brokers or Finders

Schedule 6.1	Acquiror Company Organization and Qualification

Schedule 6.2	Acquiror Company Subsidiaries

Schedule 6.11	Acquiror Company Brokers or Finders

Schedule 6.12	Acquiror Company Absence of Undisclosed Liabilities

Schedule 6.13	Changes

Schedule 6.15.1	Employees

Schedule 6.15.2	Acquiror Company Employees

Schedule 6.20	Interested Party Transactions

Schedule 6.22	Bank Accounts

Schedule 6.25	Acquiror Company SEC Documents

Schedule 6.29	Certain Registration Matters

DISCLOSURE SCHEDULES

              This Disclosure Schedule has be prepared in connection with the representations and warranties set forth in the Share Exchange Agreement dated as of September 29, 2010 (the “Exchange Agreement”) by and among Timberjack Sporting Supplies, Inc., a Nevada corporation (the “Acquiror Company”), Paragon Capital LP (the “Acquiror Company Principal Shareholder”), Chine Victory Profit Limited, a company organized under the laws of the British Virgin Islands (the “Company”), and the shareholders (the “Shareholders”) of the Company. The representations and warranties contained in the Exchange Agreement shall be subject to the corresponding provisions set forth herein.

             Unless otherwise expressly provided for in the Exchange Agreement, anything disclosed herein shall be the exceptions to the corresponding representations and warranties contained in the Exchange Agreement. The Schedule numbers of this Disclosure Schedule correspond to the section numbers of the Exchange Agreement. No disclosure in this Disclosure Schedule relating to any possible breach or violation of any agreement, law or regulation shall be construed as an admission or indication that any such breach or violation exists or has actually occurred, and nothing in this Disclosure Schedule constitutes an admission of any liability or obligation of the disclosed parties to any third party, nor an admission against its interest.

             Capitalized terms used in this Disclosure Schedule but not otherwise defined shall have the same meaning as given to them in the Exchange Agreement.

Schedule 4.1.3 Ownership of Shares:

The following chart provides the shareholder structure of the Company:

Name of Shareholder	Number of Shares
Well Asia Group Limited	18,280
Wong, Ka Hing Aurona	1,720
Total	20,000

Schedule 5.1 Company Organization and Qualification

The Company is duly organized, validly existing and in good standing under the laws of the British Virgin Islands on May 13, 2004. The following chart provides the incorporation dates and jurisdictions of the Company and its subsidiaries:

Company Name	Place of Incorporation	Incorporation Date
Chine Victory Profit Limited	British Virgin Islands	May 13, 2004
Simply Good Limited	British Virgin Islands	December 28, 2004
Moody International Limited	British Virgin Islands	January 19, 2006
Linyi Chan Tseng Wood Company Limited	People’s Republic of China	March 21, 2006
Linyi Guangsha Wood Company Limited	People’s Republic of China	August 13, 2004

Schedule 5.2 Subsidiaries

Chine Victory Profit Limited (“CVP”) was established on May 13, 2004 under the laws of British Virgin Islands, with its registered address Sea Meadow House, Blackburne Highway, Road Town, Tortola, British Virgin Islands. YE, Xiaoling has been the sole director of CVP since June 12, 2004. The Company currently owns 100% of CVP.

Simply Good Limited (“Simply Good”) was incorporated on December 28, 2004 under laws of British Virgin Islands, with its registered office at Sea Meadow House, Blackburne Highway, Road, Town, Tortola, British Virgin Islands. CVP owns 100% of SG. YE Xiaoling has been the sole director of SG since January 28, 2005.

Moody International Limited (“Moody”) was incorporated on January 19, 2006 under the laws of British Islands, with its registered office at Mill Mall, Suite 6, Wickhams Cay 1, P.O.Box 3085, Road Town, Tortola, British Virgin Islands. LI Zhikang currently owns 100% of Moody and serves as the sole director of Moody. On March 6, 2006, LI Zhikang executed a Declaration of Trust, pursuant to which, LI Zhikang held the shares of Moody as a nominee of and in trust for CVP.

Linyi Lanshan District Guangsha Wood Industry Co. Ltd. (“Guangsha”) was incorporated on August 13, 2004 under laws of China, with its registered address at Daizhuang Industry Park, Yitang Town, Lanshan District, Linyi City, Shangdong Province, China. YE Xiaoling and ZHAO Yunhu currently own 60% and 40% of Guangsha. YE Xiaoling currently serves as the executive director of Guangsha.

Linyi Chan Tseng Wood Co., Ltd. (“Chan Tseng”) was incorporated on March 21, 2006 under the laws of China, with its registered address at Daizhuang Industry Park, Lanshan District, Linyi City, China. Guangsha and Moody currently own 74.9% and 25.1% of Chan Tseng, respectively. According to a Trust Agreement dated February 21, 2006 among CVP, Mr. Ng and Guangsha, Guangsha shall hold equity interests of Chan Tseng in trust for CVP. LI, Zhikang, CHEN, David Li and ZHAO, Yunhu are the board of directors of Chan Tseng. LI, Zhikang currently, serves as the Chairman of the Board.

The following chart reflects the current corporate structure of Chine Victory Profit Limited and its subsidiaries prior to the consummation of the Share Exchange:

Schedule 5.7.1 Capitalization of the Company

The authorized capital of the Company is US$50,000.00 comprising of 50,000 shares with par value of US$1.00 each. As of the date hereof, 20,000 shares have been issued and outstanding with Xiaoling Ye holding 18,280 shares and Wong, Ka Hing Aurona holding 1,720 shares.

Schedule 5.7.2 Capitalization of the BVI Companies

The authorized capital of Simply Good is US$50,000.00 comprising of 50,000 shares with par value of US$1.00 each. As of the date hereof, 1 share has been issued and outstanding.

The authorized capital of Moody is US$50,000.00 comprising of 50,000 shares with par value of US$1.00 each. As of the date hereof, 1 share has been issued and outstanding.

Schedule 5.7.3(a) Capitalization of the PRC Company

The authorized capital of Guangsha is RMB500,000 (US$73,530), 60% of which was contributed by Xiaoling Ye and 40% of which was contributed by Yunhu Zhao.

The authorized capital of Chan Tseng is US$8,650,000, 74.9% of which was contributed by Guangsha and 25.1% of which was contributed by Moody.

Schedule 5.10 No Brokers or Finders.

None.

Schedule 6.1 Organization and Qualification

The Acquiror Company is duly organized, validly existing and in good standing under the laws of Nevada. The Acquiror Company presently conducts its business or owns, holds and operates its properties and assets in the State of New York.

Schedule 6.2 Subsidiaries

None.

Schedule 6.11 No Brokers or Finders
None.

Schedule 6.12 Absence of Undisclosed Liabilities

None.

Schedule 6.13 Changes

None.

Schedule 6.15.1 Employees

The only employee of the Acquiror Company is Alan P. Donenfeld, the President, Chief Executive Officer, and Director.

Schedule 6.15.2 Employment Contracts

None.

Schedule 6.20 Interested Party Transactions

On September 15, 2008, pursuant to the terms of a Stock Purchase Agreement dated September 15, 2008, Paragon Capital LP (“Paragon”) purchased a total of 24,500,000 shares of the issued and outstanding common stock of the Acquiror Company for an aggregate purchase price of $18,375 in cash. The total of 24,500,000 shares represented 53.84% of the total issued and outstanding common stock, par value $0.001 per share, of the Acquiror Company at the time of transfer. In addition and at the same time, Paragon invested $56,625 and received 75,500,000 newly issued shares of common stock of the Acquiror Company. Mr. Alan P. Donenfeld, the sole officer/director of the Acquiror Company, has sole voting and dispositive control of Paragon.

On November 19, 2008, pursuant to the Subscription Agreement dated September 15, 2008 between the Acquiror Company and Paragon, Paragon purchased an additional 300,000,000 shares of common stock of the Acquiror Company for an aggregate purchase price of $225,000, resulting in Paragon owning an aggregate of 400,000,000 shares of common stock of the Acquiror Company and representing 93.24% of the issued and outstanding common stock of the Acquiror Company. The shares purchased by Paragon under the Subscription Agreement were issued upon reliance on the exemptions from the registration requirements of the Securities Act of 1933, as amended, afforded the Acquiror Company under Section 4(2) promulgated thereunder due to the fact that the issuance did not involve a public offering of securities. The net proceeds of the sale will be used for working capital purposes.

Schedule 6.22 Bank Accounts and Safe Deposit Boxes

None.

Schedule 6.25 SEC Documents; Financial Statements

None.

Schedule 6.29 Certain Registration Matters

None.

EXHIBIT A

STOCKHOLDERS OF CHINE VICTORY PROFIT LIMITED

Name	SHARES OWNED IN CHINE VICTORY PROFIT	SHARES OF SERIES M PREFERED SHARES RECEIVED IN EXCHANGE OF CHINE VICTORY SHARES
Well Asia Group Limited	18,280	426,906.18631411
Ka Hing Aurona Wong	1,720	40,168.41578010
Total Shares	20,000	467,074.60209421

EXHIBIT B

Definition of “Accredited Investor”

The term “accredited investor” means:

(1)
A bank as defined in Section 3(a)(2) of the Securities Act, or a savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Securities Act, whether acting in its individual or fiduciary capacity; a broker or dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934; an insurance company as defined in Section 2(13) of the Securities Act; an investment company registered under the Investment Company Act of 1940 (the “Investment Company Act”) or a business development company as defined in Section 2(a)(48) of the Investment Company Act; a Small Business Investment Company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958; a plan established and maintained by a state, its political subdivisions or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, if such plan has total assets in excess of US $5,000,000; an employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974 (“ERISA”), if the investment decision is made by a plan fiduciary, as defined in Section 3(21) of ERISA, which is either a bank, savings and loan association, insurance company, or registered investment advisor, or if the employee benefit plan has total assets in excess of US $5,000,000 or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors.

(2)	A private business development company as defined in Section 202(a)(22) of the Investment Advisers Act of 1940.

(3)
An organization described in Section 501(c)(3) of the Internal Revenue Code, corporation, Massachusetts or similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of US $5,000,000.

(4)	A director or executive officer of the Acquiror Company.

(5)	A natural person whose individual net worth, or joint net worth with that person’s spouse, at the time of his or her purchase exceeds US $1,000,000.

(6)
A natural person who had an individual income in excess of US $200,000 in each of the two most recent years or joint income with that person’s spouse in excess of US $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year.

(7)
A trust, with total assets in excess of US $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in Rule 506(b)(2)(ii) (i.e., a person who has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the prospective investment).

(8)
An entity in which all of the equity owners are accredited investors.  (If this alternative is checked, the Shareholder must identify each equity owner and provide statements signed by each demonstrating how each is qualified as an accredited investor.)

EXHIBIT C

Definition of “U.S. Person”

(1)	“U.S. person” (as defined in Regulation S) means:

(i)	Any natural person resident in the United States;

(ii)	Any partnership or corporation organized or incorporated under the laws of the United States;

(iii)	Any estate of which any executor or administrator is a U.S. person;

(iv)	Any trust of which any trustee is a U.S. person;

(v)	Any agency or branch of a foreign entity located in the United States;

(vi)	Any non-discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary for the benefit or account of a U.S. person;

(vii)	Any discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary organized, incorporated, or (if an individual) resident in the United States; and

(viii)
Any partnership or corporation if:  (A) organized or incorporated under the laws of any foreign jurisdiction; and (B) formed by a U.S. person principally for the purpose of investing in securities not registered under the Securities Act, unless it is organized or incorporated, and owned, by accredited investors (as defined in Rule 501(a)) who are not natural persons, estates or trusts.

(2)
Notwithstanding paragraph (1) above, any discretionary account or similar account (other than an estate or trust) held for the benefit or account of a non-U.S. person by a dealer or other professional fiduciary organized, incorporated, or (if an individual) resident in the United States shall not be deemed a “U.S. person.”

(3)	Notwithstanding paragraph (1), any estate of which any professional fiduciary acting as executor or administrator is a U.S. person shall not be deemed a U.S. person if:

(i)	An executor or administrator of the estate who is not a U.S. person has sole or shared investment discretion with respect to the assets of the estate; and

(ii)	The estate is governed by foreign law.

(4)
Notwithstanding paragraph (1), any trust of which any professional fiduciary acting as trustee is a U.S. person shall not be deemed a U.S. person if a trustee who is not a U.S. person has sole or shared investment discretion with respect to the trust assets, and no beneficiary of the trust (and no settlor if the trust is revocable) is a U.S. person.

(5)
Notwithstanding paragraph (1), an employee benefit plan established and administered in accordance with the law of a country other than the United States and customary practices and documentation of such country shall not be deemed a U.S. person.

(6)	Notwithstanding paragraph (1), any agency or branch of a U.S. person located outside the United States shall not be deemed a “U.S. person” if:

(i)	The agency or branch operates for valid business reasons; and

(ii)	The agency or branch is engaged in the business of insurance or banking and is subject to substantive insurance or banking regulation, respectively, in the jurisdiction where located.

(7)
The International Monetary Fund, the International Bank for Reconstruction and Development, the Inter-American Development Bank, the Asian Development Bank, the African Development Bank, the United Nations, and their agencies, affiliates and pension plans, and any other similar international organizations, their agencies, affiliates and pension plans shall not be deemed “U.S. persons.”

EXHIBIT D

ACCREDITED INVESTOR REPRESENTATIONS

Each of the Shareholders further represents and warrants to the Acquiror Company as follows:

1.	The Shareholder qualifies as an Accredited Investor on the basis set forth on its signature page to this Agreement.

2.
The Shareholder has sufficient knowledge and experience in finance, securities, investments and other business matters to be able to protect such Shareholder’s interests in connection with the transactions contemplated by this Agreement.

3.	The Shareholder has consulted, to the extent that it has deemed necessary, with its tax, legal, accounting and financial advisors concerning its investment in the Acquiror Company Preferred Shares.

4.
The Shareholder understands the various risks of an investment in the Acquiror Company Preferred Shares and can afford to bear such risks for an indefinite period of time, including, without limitation, the risk of losing its entire investment in the Acquiror Company Preferred Shares.

5.	The Shareholder has had access to the Acquiror Company’s publicly filed reports with the SEC.

6.
The Shareholder has been furnished during the course of the transactions contemplated by this Agreement with all other public information regarding the Acquiror Company that such person or entity has requested and all such public information is sufficient for such person or entity to evaluate the risks of investing in the Acquiror Company Preferred Shares.

7.
The Shareholder has been afforded the opportunity to ask questions of and receive answers concerning the Acquiror Company and the terms and conditions of the issuance of the Acquiror Company Preferred Shares.

8.
The Shareholder is not relying on any representations and warranties concerning the Acquiror Company made by the Acquiror Company or any officer, employee or agent of the Acquiror Company, other than those contained in this Agreement.

9.	The Shareholder is acquiring the Acquiror Company Preferred Shares for its own account, for investment and not for distribution or resale to others.

10.
The Shareholder will not sell or otherwise transfer the Acquiror Company Preferred Shares, unless either (a) the transfer of such securities is registered under the Securities Act or (b) an exemption from registration of such securities is available.

11.	The Shareholder understands and acknowledges that the Acquiror Company is under no obligation to register the Acquiror Company Preferred Shares for sale under the Securities Act.

12.	The Shareholder consents to the placement of a legend on any certificate or other document evidencing the Acquiror Company Preferred Shares substantially in the form set forth in Section 4.2.5(a).

13.	The Shareholder represents that the address furnished on its signature page to this Agreement is its principal business address.

14.
The Shareholder understands and acknowledges that the Acquiror Company Preferred Shares have not been recommended by any federal or state securities commission or regulatory authority, that the foregoing authorities have not confirmed the accuracy or determined the adequacy of any information concerning the Acquiror Company that has been supplied to such Shareholder and that any representation to the contrary is a criminal offense.

15.
The Shareholder acknowledges that the representations, warranties and agreements made by such Shareholder herein shall survive the execution and delivery of this Agreement and the purchase of the Acquiror Company Preferred Shares.

EXHIBIT E

NON U.S. PERSON REPRESENTATIONS

Each of the Shareholders further represents and warrants to the Acquiror Company as follows:

1
At the time of (a) the offer by the Acquiror Company and (b) the acceptance of the offer by such person or entity, of the Acquiror Company Preferred Shares, such person or entity was outside the United States.

2
No offer to acquire the Acquiror Company Preferred Shares or otherwise to participate in the transactions contemplated by this Agreement was made to the Shareholder or its representatives inside the United States.

3
The Shareholder is not purchasing the Acquiror Company Preferred Shares for the account or benefit of any U.S. person, or with a view towards distribution to any U.S. person, in violation of the registration requirements of the Securities Act.

4
The Shareholder will make all subsequent offers and sales of the Acquiror Company Preferred Shares either (x) outside of the United States in compliance with Regulation S; (y) pursuant to a registration under the Securities Act; or (z) pursuant to an available exemption from registration under the Securities Act.  Specifically, such person or entity will not resell the Acquiror Company Preferred Shares to any U.S. person or within the United States prior to the expiration of a period commencing on the Closing Date and ending on the date that is one year thereafter (the “Distribution Compliance Period”), except pursuant to registration under the Securities Act or an exemption from registration under the Securities Act

5	The Shareholder is acquiring the Acquiror Company Preferred Shares for such Shareholder’s own account, for investment and not for distribution or resale to others

6
The Shareholder has no present plan or intention to sell the Acquiror Company Preferred Shares in the United States or to a U.S. person at any predetermined time, has made no predetermined arrangements to sell the Acquiror Company Preferred Shares and is not acting as a Distributor of such securities.

7
Neither the Shareholder, its Affiliates nor any Person acting on behalf of such person or entity, has entered into, has the intention of entering into, or will enter into any put option, short position or other similar instrument or position in the U.S. with respect to the Acquiror Company Preferred Shares at any time after the Closing Date through the Distribution Compliance Period except in compliance with the Securities Act

8	The Shareholder consents to the placement of a legend on any certificate or other document evidencing the Acquiror Company Preferred Shares substantially in the form set forth in Section 4.2.5(b).

9
The Shareholder is not acquiring the Acquiror Company Preferred Shares in a transaction (or an element of a series of transactions) that is part of any plan or scheme to evade the registration provisions of the Securities Act.

10
The Shareholder has sufficient knowledge and experience in finance, securities, investments and other business matters to be able to protect its interests in connection with the transactions contemplated by this Agreement.

11	The Shareholder has consulted, to the extent that it has deemed necessary, with its tax, legal, accounting and financial advisors concerning its investment in the Acquiror Company Preferred Shares

12
The Shareholder understands the various risks of an investment in the Acquiror Company Preferred Shares and can afford to bear such risks for an indefinite period of time, including, without limitation, the risk of losing its entire investment in the Acquiror Company Preferred Shares.

13	The Shareholder has had access to the Acquiror Company’s publicly filed reports with the SEC.

14
The Shareholder has been furnished during the course of the transactions contemplated by this Agreement with all other public information regarding the Acquiror Company that such person or entity has requested and all such public information is sufficient for it to evaluate the risks of investing in the Acquiror Company Preferred Shares.

15
The Shareholder has been afforded the opportunity to ask questions of and receive answers concerning the Acquiror Company and the terms and conditions of the issuance of the Acquiror Company Preferred Shares.

16
The Shareholder is not relying on any representations and warranties concerning the Acquiror Company made by the Acquiror Company or any officer, employee or agent of the Acquiror Company, other than those contained in this Agreement.

17
The Shareholder will not sell or otherwise transfer the Acquiror Company Preferred Shares, unless either (A) the transfer of such securities is registered under the Securities Act or (B) an exemption from registration of such securities is available.

18	The Shareholder understands and acknowledges that the Acquiror Company is under no obligation to register the Acquiror Company Preferred Shares for sale under the Securities Act.

19	The Shareholder represents that the address furnished on its signature page to this Agreement is its principal business address.

20
The Shareholder understands and acknowledges that the Acquiror Company Preferred Shares have not been recommended by any federal or state securities commission or regulatory authority, that the foregoing authorities have not confirmed the accuracy or determined the adequacy of any information concerning the Acquiror Company that has been supplied to the Shareholder and that any representation to the contrary is a criminal offense.

21
The Shareholder acknowledges that the representations, warranties and agreements made by such person or entity herein shall survive the execution and delivery of this Agreement and the purchase of the Acquiror Company Preferred Shares.

EXHIBIT F

FORM OF OPINION OF PRC COUNSEL

Dear Sir/Madam:

We are a firm of lawyers qualified to practice and practicing in the People’s Republic of China (the “PRC”), and have acted as Chinese Legal Counsel to Chine Victory Profit Limited (“CVP”); its subsidiary, Simply Good Limited (“SG”) and its affiliates, Moody International Limited (“Moody”), Linyi Lanshan District Guangsha Wood Industry Co. Ltd.(“Guangsha”), and Linyi Chan Tseng Wood Co., Ltd. (“Chan Tseng”, with CVP, SG, Moody, Guangsha collectively the “CVP Companies”). We have been requested by CVP to render an Opinion with respect to the PRC law compliance of the CVP Companies.

For the purpose of giving this Opinion, we have examined both of the government registered documents as well as the companies’ documents, including the latest Business Licenses, Certificate of Approvals, Articles of Associations, Board Resolutions, as well as certain contractual arrangements regarding the corporate  structure.

For the purpose of this opinion we have assumed:

(a)	the genuineness of all signatures and seals, the conformity to originals of all Documents purporting to be copies of originals and the authenticity of the originals of such documents;

(b)	all the obligations under the documents of each party thereto other than the Companies are legal, valid and binding on that party in accordance with the terms;

(c)
the due compliance with all matters (including, without limitation, the obtaining of necessary consents, licenses and approvals, and the making of necessary fillings and registrations) required under any laws other than the laws of PRC and compliance with the provisions of such laws as are applicable to the Documents and the parties thereto and the legality, validity and enforceability of the Documents under such laws;

(d)
that the documents containing resolutions of directors and members, respectively, or extracts of minutes of meetings of the directors and meetings of the members, respectively, accurately and genuinely represent proceedings of meetings of the directors and/or the members, respectively, of which adequate notice was either given or waived, and any necessary quorum present throughout;

(e)	the accuracy and completeness of all factual representations (if any) made in the Documents;

(f)
that insofar as any obligation under the documents is to be performed in any jurisdiction outside PRC its performance will not be illegal or unenforceable by virtue of the law of that jurisdiction; and

(g)
that the information disclosed by the company searches referred to above is accurate and complete as at the time of this opinion and conforms to records maintained by the Companies and that, in the case of the company search, the search did not fail to disclose any information which had been filed with or delivered to the Companies Registry in the People’s Republic of China, as the case may be, but had not been processed at the time when the search was conducted.

Based upon and subject to the foregoing and further subject to the qualifications set forth below, we are of the opinion that as at the date hereof:

A.  Corporate structure: (Exhibit One)

I. CVP (Exhibit Two)

Chine Victory Profit Limited (“CVP”) was established on May 13, 2004 under the laws of British Virgin Islands, with its registered address at Sea Meadow House, Blackburne Highway, Road Town, Tortola, British Virgin Islands.

YE, Xiaoling, a PRC citizen with ID Number of 440622197403314341, has been the sole director of CVP since June 12, 2004.

Well Asia Group Limited and WONG, Ka Hing Aurona，a Hong Kong passport holder, currently owns 91.4% and 8.6% of the CVP, respectively.

LAI, Yinling, a Hong Kong passport holder, currently owns 100% of Well Asia Group Limited.

On March 24, 2010 YE, Xiaoling, as a PRC citizen, entered into a call option agreement (the “Call Option Agreement”) with LAI, Yinling, a Hong Kong Passport Holder (“Foreign Passport Holder”), under which, YE Xiaoling would receive 100% shares of Well Asia Group Limited within three years.

II. SG (Exhibit Three)

Simply Good Limited (“SG”) was incorporated on December 28, 2004 under laws of British Virgin Islands, with its registered office at Sea Meadow House, Blackburne Highway, Road, Town, Tortola, British Virgin Islands.

CVP owns 100% of SG.

YE Xiaoling has been the sole director of SG since January 28, 2005.

III. Moody (Exhibit Four)

Moody International Limited (“Moody”) was incorporated on January 19, 2006 under the laws of British Islands, with its registered office at Mill Mall, Suite 6, Wickhams Cay 1, P.O.Box 3085, Road Town, Tortola, British Virgin Islands.

LI Zhikang currently owns 100% of Moody and serves as the sole director of Moody.

On March 6, 2006, LI Zhikang executed a Declaration of Trust (“Declaration of Trust”), pursuant to which, LI Zhikang held the shares of Moody as a nominee of and in trust for CVP.

IV. Guangsha (Exhibit Five)

Linyi Lanshan District Guangsha Wood Industry Co. Ltd. (“Guangsha”) was incorporated on August 13, 2004, under laws of China, with its registered address at Daizhuang Industry Park, Yitang Town, Lanshan District, Linyi City, Shangdong Province, China.

YE Xiaoling and ZHAO Yunhu currently own 60% and 40% of Guangsha.

YE Xiaoling currently serves as the executive director of Guangsha.

V. Chan Tseng (Exhibit Six)

Linyi Chan Tseng Wood Co., Ltd. (“Chan Tseng”) was incorporated on March 21, 2006 under the laws of China, with its registered address at Daizhuang Industry Park, Lanshan District, Linyi City, Shangdong Province, China.

Linyi Lanshan District Guangsha Wood Industry Co. Ltd. and Moody International Limited, currently own 74.9% and 25.1% of Chan Tseng, respectively.

According to a Trust Agreement among CVP, Mr. Ng and Guangsha dated February 21, 2006, Guangsha  holds equity interests of Chan Tseng in trust for CVP (“CVP Trust”).

LI, Zhikang, CHEN, David Li, and ZHAO, Yunhu, are current members of the board of directors of Chan Tseng. LI, Zhikang currently serves as the Chairman of the Board.

B. PRC law compliance

I. Notice 75 and Circular 106

On October 21, 2005, China’s State Administration for Foreign Exchange (“SAFE”) issued “The circular of the State Administration of foreign exchange concerning relevant issues on the foreign exchange administration of raising funds through Overseas Special Purpose Vehicles and investing back in China by domestic residents" (“Notice 75”),  which became effective as of November 1, 2005. SAFE Notice 75 requires the owners of any Chinese companies to obtain SAFE’s approval before establishing any offshore holding company structure for foreign financing as well as subsequent acquisition matters in China.

On May 31, 2007, China State Administration of Foreign Exchange (“SAFE”) issued an official notice known as "Circular 106", to implement Notice 75.

Both Notice 75 and Circular 106 are applicable to the situation when an owner of a Chinese domestic company becomes the owner of the offshore company, for the purpose of overseas financing for his or her Chinese company.

Since none of CVP and SG is owned by Chinese citizens, and LI Zhikang, the owner of Moody, does not own any equity of either Guangsha or Chan Tseng, Notice 75 and Circular 106, therefore, are not applicable to CVP, SG and Moody.

II. Trust Agreement

According to CVP Trust, the execution and performance of Declaration of Trust by LI Zhikang are governed by and be construed in all respects in accordance with the laws of Hong Kong. Such execution and performance have not and will not result in a violation of, or constitute a violation of any applicable law, rule or regulation of the PRC.

C. Conclusion

Each of CVP, SG and Moody is a business entity duly incorporated and validly existing under the laws of British Virgin Islands. Each of Chan Tseng and Guangsha has been duly established and validly existing under the laws of the PRC.

Each of Chan Tseng and Guangsha has been in good standing under Chinese laws. Each of these companies has the requisite corporate power to own, lease and operate its properties and to conduct its business.

None of CVP, SG, Moody, Chan Tseng and Guangsha is applicable to Notice 75 and Circular 106 since all of them are not qualified as overseas special vehicle under the Notice 75 and Circular 106.

D. Certain Limitations and Qualifications

The opinions expressed above are based on the documents provided by the CVP Companies and our interpretation of Chinese laws and regulations, which, in our experience, are applicable. We note, however, that the laws and the regulations in China have been subject to substantial and frequent revision in recent years. We cannot assure that any future interpretations or amendments of Chinese laws and regulations by relevant authorities, administrative pronouncements, or court decisions, or future positions taken by these authorities would not adversely impact or affect the opinions set forth in this letter.

Our above opinions are also subject to the qualification that they are confined to and given on the basis of the published and publicly available laws and regulations of the PRC (excluding the laws of Hong Kong for the purpose of this opinion) effective as of the date hereof.

This Opinion has been prepared solely for your use of reference and may not be quoted in whole or in part or otherwise referred to in any documents, or disclosed to any third party, or filed with or furnished to any governmental agency, or other party without the express prior written consent of this firm.

EXHIBIT G

FORM OF OPINION OF COUNSEL TO ACQUIROR COMPANY

Ladies and Gentlemen:

We have acted as special securities counsel to Acquiror Company in connection with its entry into the above-referenced Agreement and the transactions contemplated thereby. This letter is being furnished to you in compliance with Section 10.6.7 of the Agreement.  Capitalized terms used in this letter but not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

1.           The Acquiror Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada.  The Acquiror Company has full corporate power and authority to own, lease and operate its properties and to carry on its business in the places and in the manner currently conducted.

2.           The Acquiror Company has the requisite corporate power and authority to execute and deliver the Agreement and other Transaction Documents to which it is a party and to perform the required actions contemplated therein.  The execution, delivery and performance by the Acquiror Company of the Agreement and the other Transaction Documents to which the Acquiror Company is a party have been duly authorized by all necessary corporate action on the part of the Acquiror Company and no further consent or authorization of the Acquiror Company or its Board of Directors or stockholders is required.

3.           Each of the Agreement and the other Transaction Documents has been duly executed and delivered by the Acquiror Company Principal Shareholder and the Acquiror Company (to the extent they are party thereto), and constitutes the legal, valid and binding obligation of each of the Acquiror Company Principal Shareholder and the Acquiror Company, enforceable in accordance with its terms, except to the extent that their enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and to general equitable principles.

4.           The execution and delivery by the Acquiror Company Principal Shareholder and the Acquiror Company of, and performance of their obligations in, the Transaction Documents to which they are a party do not (i) violate any law, statute, rule, regulation or court order applicable to the Acquiror Company Principal Shareholder and/or the Acquiror Company and known to us,  (ii)  conflict with, breach, result in a default or loss of rights under, result in the creation of a right of termination, acceleration or modification under, or result in the creation of, or the right to create, any security interest in or lien on any assets of the Acquiror Company pursuant to any agreements known to us to which the Acquiror Company is a party or by which it or any of its assets is bound, or (iii) violate, conflict with, result in a breach of any terms or provisions of, or constitute a default under, the Acquiror Company’s Articles of Incorporation, as amended, or  bylaws, as amended.

5.           No consent, approval, authorization, order or action of, filing with or notice or payment to any regulatory agency or authority of the State of Nevada or the United States Federal Government is required to be obtained or made by the Acquiror Company Principal Shareholder or the Acquiror Company to perform their obligations under the Transaction Documents and to consummate the transactions contemplated thereunder, except for such as have been obtained or made other than Form D and other required U.S. Securities and Exchange Commission (the “SEC”) requirements, and filing with any state securities authorities, the Certificate of Designation of the Relative Rights and Preferences of the Series M Preferred Stock, and the terms of the Agreement which refer to the Reverse Split.

6.           Subject to the filing requirements of the Securities Exchange Act of 1934, as amended, promulgated by the SEC and corporate law of the State of Nevada, the Acquiror Company has the requisite corporate power and authority to effect  the Reverse Split and such Reverse Split will not violate the laws and regulations of the State of Nevada.

7.           The authorized capital stock of the Acquiror Company consists of 980,000,000 shares of common stock, par value $0.001 (“Common Stock”), and 5,000,000 shares of preferred stock, par value $0.001 (“Preferred Stock”), of which 429,000,000 shares of Common Stock and no shares of Preferred Stock are issued and outstanding.  Based solely upon a representation from the Acquiror Company and/or the Acquiror Company Principal Shareholder, we believe that all issued and outstanding shares of Common Stock have been duly authorized and validly issued, are fully paid and nonassessable and have not been issued in violation of any preemptive right of stockholders.  Except as described in the Agreement or the exhibits or schedules thereto, there are no options, warrants, or other rights or agreements of any kind for the purchase or acquisition from, or the issuance or sale by, the Acquiror Company of any shares of such authorized capital stock, nor any outstanding securities or debt of any kind that is convertible into or exchangeable for any shares of such authorized capital stock.

8.           Based in part upon the representations of the Acquiror Company Principal Shareholder contained in the Agreement, the issuance of the Shares in accordance with the Agreement will be exempt from registration under the Securities Act of 1933, as amended.  The Shares which are being issued on the date hereof pursuant to the Agreement have been duly authorized and validly issued and are fully paid and nonassessable and free of preemptive or similar rights contained in the Acquiror Company’s Articles of Incorporation, as amended, or Bylaws, as amended, or, to our knowledge, in any agreement to which the Acquiror Company is party.

9.           To our knowledge, there are no current claims, actions, suits, investigations or proceedings, or any pending or threatened claim, action, suit, investigation or proceeding against any of the Acquiror Company Principal Shareholder or the Acquiror Company before any court, arbitrator or governmental authority which, if determined adversely to any of the Acquiror Company Principal Shareholder or the Acquiror Company, as applicable, would have a material adverse effect on the ability of the Acquiror Company Principal Shareholder or the Acquiror Company to perform their obligations under the Transaction Documents.

Whenever a statement herein is qualified by “known to us,” “we are not aware,” “to our knowledge,” or similar phrase, it is intended to indicate that, we have made all reasonable inquiries and have used our best endeavors to ensure that the statement is true, complete and accurate in all respects, but despite the aforesaid, during the course of our representation described in the introductory paragraph of this opinion letter.

To the extent that we opine as to the enforceability of any agreement, (1) the enforceability thereof may be limited by bankruptcy or other laws now or hereafter in effect relating to or affecting creditors’ rights generally, (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceedings therefore may be brought, and (iii) the enforceability of the indemnification and contribution provisions in the agreement may be limited by the state and federal securities laws and public policy and we assume the agreement is enforceable against all parties other than the Acquiror Company.

This opinion is rendered to you solely for the benefit of the parties to whom it is addressed and their permitted assigns, in connection with the Agreement and the transactions contemplated thereby. This opinion may not be relied upon by you or your permitted assigns, as the case may be, for any other purpose or relied upon by any other person for any purpose without our prior written consent.

EXHIBIT H

SERIES M CERTIFICATE OF DESIGNATION

The Articles of Incorporation of Timberjack Sporting Supplies, Inc., a Nevada corporation (the “Company”), provide that the Company is authorized to issue 5,000,000 shares of preferred stock with a par value of $0.0001, and that the Board of Directors have the authority to attach such terms as they deem fit with respect to the preferred stock.

Pursuant to the authority conferred upon the Board of Directors by the Articles of Incorporation, and pursuant to Section 78.1955 of the y Nevada Revised Statutes, the Board of Directors, by Unanimous Written Consent, dated September 29, 2010, adopted a resolution providing for the designation, rights, powers and preferences and the qualifications, limitations and restrictions of 500,000 shares of Series M Convertible Preferred Stock, and that a copy of such resolution is as follows:

RESOLVED, that pursuant to the authority vested in the Board of Directors of the Company, the provisions of its Articles of Incorporation, and in accordance with the Nevada Revised Statutes, the Board of Directors hereby authorizes the filing of a Certificate of Designations, Preferences and Rights of Series M Convertible Preferred Stock of the Company.  Accordingly, the Company is authorized to issue Series M Convertible Preferred Stock with par value of $0.0001 per share, which shall have the powers, preferences and rights and the qualifications, limitations and restrictions thereof, as follows:

1.           Designation and Rank. The designation of such series of the Preferred Stock shall be the Series M Convertible Preferred Stock, par value $0.0001 per share (the “Series M Preferred Stock”). The maximum number of shares of Series M Preferred Stock shall be 500,000 shares. The Series M Preferred Stock shall rank pari passu to the Company’s common stock, par value $0.001 per share (the “Common Stock”), and junior to all other classes and series of equity securities of the Company which by their terms do not rank pari passu, including the Series A Convertible Preferred Stock. The Series M Preferred Stock shall be subordinate to and rank junior to all indebtedness of the Company now or hereafter outstanding.

2.           Dividends.

The Series M Preferred Stock shall not be entitled to a dividend; provided that no cash dividends or distributions shall be declared or paid or set apart for payment on the Common Stock unless such cash dividend or distribution is likewise declared, paid or set apart for payment on the Series M Preferred Shares.

3.           Voting Rights.  Holders of the Series M Preferred Stock shall vote on an “as converted” basis, together as a single class, with the Common Stock, on all matters requiring the approval, ratification or consent of holders of Common Stock of the Company. The Common Stock into which the Series M Preferred Stock is convertible shall, when issued, have all of the same voting rights as other issued and outstanding Common Stock of the Company, and none of the rights of the Series M Preferred Stock.

4.           Conversion. The holder of Series M Preferred Stock shall have the following conversion rights (the “Conversion Rights”):

(a)           Mandatory Conversion. On or after the date of issuance of the Series M Preferred Stock, at such time when the Company conducts the Reverse Stock Split and such Reverse Stock Split is declared effective, the holder of any such shares of Series M Preferred Stock shall automatically convert (a “Mandatory Conversion”) all of the shares of Series M Preferred Stock held by such person into a number of fully paid and nonassessable shares of Common Stock equal to the product of (i) the number of shares of Series M Preferred Stock; and (ii) the Conversion Multiple (as defined in Section 4(c) below).

For purposes of this Section 4, “Reverse Stock Split” shall mean the reverse stock split that the Company is obligated to undertake pursuant to Section 7.4 of the Share Exchange Agreement dated September 29, 2010 and whereby such recapitalization will result in the number of shares outstanding on a fully-diluted basis (not including any securities related to a financing) being equal to ten million (10,000,000).

(b)           Mechanics of Mandatory Conversion. The Mandatory Conversion of Series M Preferred Stock shall be conducted in the following manner:

(i)           Holder's Delivery Requirements. Upon the Mandatory Conversion, the holder thereof shall surrender to a common carrier for delivery to the Company’s designated transfer agent (the “Transfer Agent”) as soon as practicable following such Mandatory Conversion the original certificates representing the shares of Series M Preferred Stock being converted (or an indemnification undertaking with respect to such shares in the case of their loss, theft or destruction) (the “Preferred Stock Certificates”).

(ii)           Company's Response and Common Stock Issuance. Upon the Mandatory Conversion, the Company shall immediately send, via facsimile, a confirmation of receipt of such Preferred Stock Certificates to such holder. Upon receipt by the Transfer Agent of the Preferred Stock Certificates, the Company shall, within three (3) trading days following the later of the (x) Mandatory Conversion, and (y) date of receipt of the Preferred Stock Certificates by the Transfer Agent, issue and deliver to the holder certificates registered in the name of the holder or its designee, representing the number of shares of Common Stock to which the holder shall be entitled.

(iii)           Record Holder. The person or persons entitled to receive the shares of Common Stock issuable upon a conversion of the Series M Preferred Stock shall be treated for all purposes as the record holder or holders of such shares of Common Stock from and after the Conversion Date.

(c)           Conversion Price.

(i)           The term “Conversion Multiple” shall mean 10,000 subject to adjustment under Section 4(c)(ii) hereof.

(ii)           Adjustments for Stock Splits and Combinations. If the Company shall, at any time or from time to time after the date of issuance, effect a split of the outstanding Common Stock (including the Reverse Stock Split), the Conversion Multiple shall be proportionately adjusted. If the Company shall, at any time or from time to time after the date of issuance, combine the outstanding shares of Common Stock, the Conversion Multiple shall be proportionately adjusted. Any adjustments under this Section 5(d)(i) shall be effective at the close of business on the date the stock split or combination becomes effective.

(d)           No Impairment. The Company shall not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder, but shall at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series M Preferred Stock against impairment.

(e)           Issue Taxes. The Company shall pay any and all issue and other taxes, excluding federal, state or local income taxes, that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of Series M Preferred Stock pursuant hereto; provided, however, that the Company shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

(f)           Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile or three (3) business days following being mailed by certified or registered mail, postage prepaid, return-receipt requested, addressed to the holder of record at its address appearing on the books of the Company.

(g)           Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series M Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall round the number of shares to be issued upon conversion up to the nearest whole number of shares.

(h)           Retirement of Series M Preferred Stock. Conversion of Series M Preferred Stock shall be deemed to have been effected on a Mandatory Conversion.

5.           No Preemptive Rights. No holder of the Series M Preferred Stock shall be entitled to rights to subscribe for, purchase or receive any part of any new or additional shares of any class, whether now or hereinafter authorized, or of bonds or debentures, or other evidences of indebtedness convertible into or exchangeable for shares of any class, but all such new or additional shares of any class, or any bond, debentures or other evidences of indebtedness convertible into or exchangeable for shares, may be issued and disposed of by the Board of Directors on such terms and for such consideration (to the extent permitted by law), and to such person or persons as the Board of Directors in their absolute discretion may deem advisable.

6.           Vote to Change the Terms of or Issue Preferred Stock. The affirmative vote at a meeting duly called for such purpose or the written consent without a meeting, of the Majority Holders (in addition to any other corporate approvals then required to effect such action), shall be required for any change to this Certificate of Designation or the Company's Articles of Incorporation which would amend, alter, change or repeal any of the powers, designations, preferences and rights of the Series M Preferred Stock.

7.           Lost or Stolen Certificates. Upon receipt by the Company of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing the shares of Series M Preferred Stock, and, in the case of loss, theft or destruction, of any indemnification undertaking by the holder to the Company and, in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Company shall execute and deliver new preferred stock certificate(s) of like tenor and date; provided, however, that the Company shall not be obligated to re-issue Preferred Stock Certificates if the holder contemporaneously requests the Company to convert such shares of Series M Preferred Stock into Common Stock.

8.           Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Certificate of Designation shall be cumulative and in addition to all other remedies available under this Certificate of Designation, at law or in equity (including a decree of specific performance and/or other injunctive relief), no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing herein shall limit a holder's right to pursue actual damages for any failure by the Company to comply with the terms of this Certificate of Designation. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the holder thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the holders of the Series M Preferred Stock and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the holders of the Series M Preferred Stock shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

9.           Specific Shall Not Limit General; Construction. No specific provision contained in this Certificate of Designation shall limit or modify any more general provision contained herein. This Certificate of Designation shall be deemed to be jointly drafted by the Company and all initial purchasers of the Series M Preferred Stock and shall not be construed against any person as the drafter hereof.

10.           Failure or Indulgence Not Waiver. No failure or delay on the part of a holder of Series M Preferred Stock in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.